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                                                                   Exhibit 10.45


                         FORM OF DEVELOPMENT AGREEMENT


         THIS DEVELOPMENT AGREEMENT (this "Agreement"), is made and entered into as of the ____ day of ___________, by and between ______________________ a
Florida corporation, its successor or assigns ("Owner"), with offices at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, BCC Development and Management Co., a Delaware corporation ("BCC"), with a mailing address of 5021 Louise Drive, Suite 200, Mechanicsburg, PA 17055, and ________________________
_________________, a Delaware limited liability company ("_______" and together with BCC collectively referred to hereinafter as the "Developers"), with a mailing address at c/o Hakman Capital Corp., 1350 Old Bayshore Highway, Suite 300, Burlingame, CA 94010.

         WHEREAS, Owner has acquired title to approximately ____ acres of land located on ______________________________________________;

         WHEREAS, Owner intends to construct, develop and lease a _________ personal care home with assisted living services and related amenities on the Land (as defined herein);

         WHEREAS, Owner desires to retain the services of Developers to provide full and complete design, development and construction services for the Project (as defined below); and

         WHEREAS, Developers desire to provide such design, development and construction services to Owner in accordance with the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         SECTION 1. PARTY STATUS. This Agreement is not intended to create, and shall not be construed as creating, between Owner and Developers, the relationship of principal and agent, joint venturers, co-partners or any other such relationship, the existence of which is hereby expressly denied. No employee, agent, contractor or subcontractor engaged by Developers shall be, or shall be deemed to be, an employee or agent of Owner. Developers alone shall be responsible for the work and actions of Developers' employees, agents, contractors and subcontractors. In the event Owner should, at the request of Developers, furnish assistance to Developers for any purpose, or employees, agents or representatives to work under the direction and supervision of Developers, all such employees, agents or representatives of Owner shall be deemed to be the agents of Developers and Developers alone shall be responsible for their work and actions while so engaged.

         SECTION 2. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings ascribed to them below:
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                  AFFILIATE. Shall mean with respect to an individual, any
         relative of such individual; and with respect to any Person, any other
         Person: (i) directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, or (ii) that directly or indirectly owns any of the membership interests, voting securities or capital stock of such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, or if such Person owns or has the power to vote five percent (5%) or more of outstanding voting securities or interests in such other Person. Notwithstanding the foregoing, "Affiliate" shall not include any equity owners of Retirement Care Operators, LLC, a Delaware limited liability company and the indirect parent of SCOSL.

                  ARCHITECT. Shall mean __________________________________ or any other Person approved by Owner.

                  ARCHITECT AGREEMENT. Shall mean the Standard Form of Agreement dated ________________ between Developers and Architect.

                  ASSISTED LIVING PERMITS. Shall mean collectively any permit or license needed to provide and operate a personal care home providing assisted living services under applicable Pennsylvania law (the "License").

                  BASE YIELD RATE.  Shall mean the rate equal to ______.

                  BUDGET. Shall mean the budget for the Project prepared by Developers and approved by Owner and attached hereto as EXHIBIT F, as the same may be amended in accordance with the terms of this Agreement.

                  CONSULTING ENGINEER. Shall mean the on-site representative retained by Owner.

                  CONTRACT DOCUMENTS. Shall mean this Agreement, the Design Services Contracts, Major Subcontracts, all other subcontracts related to the Work, the General Construction Contract, the Plans and Specifications, any construction management contract and all other documents related thereto.

                  CONTRACT SUM. Shall mean the amount of Hard Costs and Soft Costs as set forth in the Budget.

                  CONTRACTORS AND/OR SUBCONTRACTORS. Shall mean the General Contractor, Major Subcontractors, other subcontractors and/or sub-subcontractors, as the context may require.

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                  DEFAULT. Shall mean a default as set forth in Articles 30.1 and 36 of the General Conditions, attached hereto as EXHIBIT B.

                  DESIGN PROFESSIONALS. Shall mean individually or collectively, as the context may require, the architects, engineers, other professional consultants and planners, if any, with whom Developers contracts at any time to provide planning, design, architectural, engineering or other similar services related to the Project, including the Architect.

                  DESIGN SERVICES CONTRACTS. Shall mean individually or collectively, as the context may require, all contracts and agreements entered into between Developers and each Design Professional pertaining to the planning, design, development, engineering and construction of the Project, including the Architect Agreement.

                  DEVELOPERS. Shall have the meaning set forth in the beginning paragraphs of this Agreement.

                  EFFECTIVE DATE. Shall mean the date of this Agreement.

                  EXHIBITS. Shall mean EXHIBITS A through K attached hereto.

                  EXTENDED COMPLETION DATE. Shall mean that date which is eighteen (18) months after the Effective Date, as fully described in
         Article 30.1(d) of EXHIBIT B hereto.

                  FACILITY. Shall mean a personal care home with assisted living services, as more particularly described and provided for in EXHIBITS A through D.

                  FINAL COMPLETION. Shall mean final lien-free completion of the Project as set forth in Article 32.9 of the General Conditions on EXHIBIT B hereto.

                  FINAL COMPLETION DATE. Shall mean thirteen (13) months after the Effective Date, subject to possible extension as provided in Articles 17.3 and 30.1(d) of the General Conditions on EXHIBIT B hereto.

                  GENERAL CONSTRUCTION CONTRACT. Shall mean the construction contract between Developers and the General Contractor and any construction manager agreement between Developers and any Affiliate thereof relating to the General Construction Contract, which shall be subject to Owner's approval and any future amendments thereto subject to Owner's approval.

                  GENERAL CONTRACTOR. Shall mean _____________________________.

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                  GOVERNMENTAL AUTHORITY. Shall mean the United States, the
         state, the county, the city or any other political subdivision in which the Project is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over Developers, Guarantor, the Project, the Land or if the context requires, any Design Professionals, and Contractors and Subcontractors.

                  GOVERNMENTAL REQUIREMENTS. Shall mean all laws, statutes, ordinances, by-laws, codes, rules, regulations, restrictions, orders, writs, injunctions, judgments or decrees (including without limitation, all applicable building, health code, zoning, subdivision and other land use and health-care licensing statutes, ordinances, by-laws, codes, rules and regulations) whether now or hereafter enacted, promulgated or issued by any Governmental Authority, applicable at any time and from time to time to Owner, Developers, the Project, or if the context requires, any Design Professional, the General Contractor or any Contractors and Subcontractors, or the ownership, construction, development, maintenance, management, repair, use, occupancy, possession or operation of the Project as a personal care home providing assisted living services, or the operation of any programs or services in connection with the Project, including, without limitation, any of the foregoing which may (i) require repairs, modifications or alterations in or to the Project, (ii) in any way affect (adversely or otherwise) the use and enjoyment of the Project, or (iii) require the assessment, monitoring, clean-up, containment, removal, remediation or other treatment of any Hazardous Substances on, under or from the Project. Without limiting the foregoing, the term Governmental Requirements includes all Permits and Assisted Living Permits issued, required, or entered into by any Governmental Authority with respect to the Project.

                  GUARANTOR. Shall mean Balanced Care Corporation and any other guarantor, accommodation party, endorser or surety which subsequently becomes obligated directly to Owner for all or any part of Developers' obligations to Owner hereunder or otherwise, but does not include the General Contractor nor the surety under any payment and performance bonds.

                  HARD COST. Shall mean those costs identified as "Hard Costs" in the Budget attached hereto as EXHIBIT F.

                  HAZARDOUS MATERIALS. Shall mean any chemical, substance,
         waste, material, gas or emission which is deemed hazardous, toxic, a pollutant, or a contaminant under any statute, ordinance, by-law, rule, regulation, executive order or other administrative order, decree, injunction or other judicial order of or by any Governmental Authority, now or hereafter in effect, relating to pollution or protection of human health or the environment. By way of illustration and not limitation, "Hazardous Materials" includes asbestos, radioactive materials, and "oil", "hazardous materials", "hazardous waste", "hazardous substance" and "toxic material" as defined in the Comprehensive Environmental
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         Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET M.,
         as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.
         C. Section 2601 et seq., as amended, the regulations promulgated thereunder, and the provisions of the Pennsylvania Statutes and Pennsylvania Consolidated Statutes and the regulations promulgated thereunder.

                  IMPROVEMENTS. Shall mean all of the improvements previously made or to be made, in, on, under, over or appurtenant to the Land in connection with the Project, including but not limited to all buildings, parking areas, driveways, roadways, walkways, landscaped areas and improvements constructed with respect to the agreements set forth on Exhibit L attached hereto (the "Off Site Construction and Maintenance Agreements").

                  INDEMNITEES. Shall mean Owner, Consulting Engineer and, as applicable, each of their respective directors, officers, employees, agents, servants and assignees permitted herein.

                  INSPECTION FEE. Shall mean the monthly fee payable to Owner as set forth in the Budget in the amount of $2,000.

                  INVESTMENT YIELD. Shall mean the amount calculated by multiplying the outstanding amount advanced under the Budget during the period of time from the Effective Date to the Lease Commencement Date by the Base Yield Rate. The Investment Yield shall be calculated on a three hundred sixty (360) day year applied to actual days.

                  JOBSITE OR WORKSITE. Shall mean the place(s) where the Work is to be performed, or materials and equipment to be stored.

                  LAND Shall mean that certain parcel of land located in the Shippensburg Township, Cumberland County, Pennsylvania, consisting of approximately 4.13 acres, which is more particularly described in EXHIBIT A hereto and by this referral made a part hereof.

                  LETTER OF CREDIT. Shall mean the cash on deposit at Ocwen Federal Bank FSB plus interest earned thereon or the irrevocable standby letter of credit payable to Owner for the benefit of Developers in form and issued by an institution satisfactory to Owner in the amount of ________ for a period not less than 24 months.

                  LEASE. Shall mean that certain Lease Agreement dated on or about the date hereof, between Owner, as Landlord, and SCOSL as Tenant attached as EXHIBIT H.
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                  LEASE COMMENCEMENT DATE. Shall mean the date on which the term of the Lease commences and the tenant thereunder becomes obligated to make rent payments to Owner.

                  MAJOR SUBCONTRACT. Shall mean each contract between General Contractor and a Major Subcontractor.

                  MAJOR SUBCONTRACTOR. Shall mean each subcontractor whose aggregate contract for the construction of the Project exceeds Twenty-Five Thousand Dollars ($25,000), or whose contract involves a function Owner believes to be essential to the Project, including without limitation all subcontractors performing site work and all subcontractors performing work with regard to HVAC, masonry, plumbing systems or equipment, electrical systems or equipment, framing, roofing, windows, cabinets and fire sprinkler systems, regardless of the amounts payable to such subcontractors.

                  OWNER. Shall have the meaning set forth in the beginning paragraph of this Agreement.

                  PAYMENT. Shall mean the progress payments of the Contract Sum as set forth in the General Conditions on EXHIBIT B hereto.

                  PERMITS. Shall mean any and all permits, approvals, certifications, licenses or authorizations required by any Governmental Authority in order to develop, construct and operate the Project and perform the Work.

                  PERSON. Shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (whether territorial, national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                  PERSONAL PROPERTY. Shall mean all of Owner's or Developers' right, title and interest in and to all now owned and hereafter acquired: (i) tangible and intangible personal property located on the Land or in the Improvements or obtained or held in connection with the Land, the Improvements or the Project, regardless of where such personalty is located, including, but not by way of limitation, all goods, consumer goods, equipment, inventory, accounts, contract rights, documents, chattel paper, general intangibles, instruments and money, which is attached to, installed on or placed or used on, in connection with or is acquired for such attachment, installation, placement or use, or which arises out of the development, improvement, financing, leasing, operation or use of, the Land, the Improvements, the Project, fixtures or other goods located on the Land or Improvements, together with all additions, accessions, accessories, amendments and
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         modifications thereto, extensions, renewals, enlargements and proceeds thereof, substitutions therefor, and income and proceeds therefrom;
         (ii) materials, supplies, equipment, apparatus and other items now or hereafter attached to, installed on or in the Land or the Improvements, or which in some fashion are deemed to be fixtures to the Land or the Improvements under the laws of the Commonwealth of Pennsylvania, including the Uniform Commercial Code as adopted in Pennsylvania; and
         (iii) without limiting the foregoing, all of Owner's or Developers' right, title and interest in and to all furniture, fixtures, furnishings and specialized equipment and systems necessary or customary (now or in the future) to operate the Project for its intended use in accordance with all applicable Governmental Requirements and the terms of this Agreement, including but not limited to all equipment required for the operation of kitchens, laundries and resident and health care facilities, and all beds, mattresses, linens, bedding, towels, chairs, desks, computers, copiers, tables, sofas, wheelchairs, walkers, canes, vans and other transportation equipment, televisions, radios, intercoms, telephones and office equipment. Without limiting the foregoing, Personal Property includes all of Owner's or Developers' right, title and interest in and to the name "______________________________" and to the name "Balanced Care,
         Shippensburg" pursuant to that certain License Agreement dated as of the date hereof by and among the parties hereto.

                  PLANS AND SPECIFICATIONS or DRAWINGS AND SPECIFICATIONS. Shall mean all final plans, drawings and specifications for construction of the Project that have been or are to be prepared by or under the supervision of the Architect and other Design Professionals, as further described on EXHIBIT D.

                  PROJECT. Shall mean the development, construction and operation on the Land of a sixty (60) unit personal care home with assisted living services to be known as "Outlook Pointe Shippensburg" or "Balanced Care, Shippensburg", with the equipment, furniture, furnishings and fixtures, together with all additions thereto or replacements thereof and with the related amenities as more particularly described in the Plans and Specifications.

                  RETAINAGE. Shall mean ten percent (10%) of the total Hard Costs until Final Completion has been achieved.

                  SOFT COST. Shall mean those costs identified as "Soft Costs" in the Budget attached hereto as EXHIBIT F.

                  SUBSTANTIAL COMPLETION. Shall occur as set forth in Subparagraph 33.1.3 of the General Conditions on EXHIBIT B hereto.

                  SUBSTANTIAL COMPLETION DATE. Shall mean twelve (12) months from the Effective Date, subject to possible extension as provided in Articles 17.3 and 30.1(d) of the General Conditions on EXHIBIT B hereto.
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                  SURVEY. Means a survey prepared at Developers' expense in
         accordance with the survey requirements delivered by Owner to Developers and approved by Owner, and any subsequent survey of the Land and Improvements delivered to Owner in accordance with this Agreement and thereafter approved by Owner.

                  TITLE COMPANY. Shall mean First American Title Insurance Company or such other title insurance company as may be acceptable to Owner.

                  TITLE INSURANCE POLICY. Shall mean an ALTA Owner's Policy of Title Insurance in the amount of the total Hard Costs, Soft Costs and Owner's cost of acquiring the Land, including related transaction costs, issued by the Title Company, insuring Owner that Owner owns the Land and Improvements in fee simple subject to only those encumbrances and exceptions that Owner approves.

                  WORK. Shall mean all materials, equipment, components, services, and labor and other items of any nature covered by this Contract and to be provided or performed by Developers and its Contractors, Subcontractors, Design Proposals, Consultants, employees, agents or representatives including but not limited to any construction, repair or maintenance obligations incurred by Owner pursuant to the Off Site Construction and Maintenance Agreements, all of which shall be the sole responsibility of Developers. The Work is described as EXHIBIT D.

         Other defined terms shall be deemed to have the meaning ascribed to them herein and in the General Conditions attached hereto and made a part hereof as EXHIBIT B.

         SECTION 3. CONTRACT ATTACHMENTS. This Agreement shall include the following Exhibits, all of which are attached hereto and incorporated herein:

                  EXHIBIT A:        Legal Description of the Land.

                  EXHIBIT B:        General Conditions.

                  EXHIBIT C:        Intentionally Omitted.

                  EXHIBIT D:        Design Documents.

                  EXHIBIT E:        Construction Schedule.

                  EXHIBIT F:        Budget.

                  EXHIBIT G:        Construction Completion Guarantee.
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                  EXHIBIT H:        Lease Agreement.

                  EXHIBIT I:        Governmental Approvals.

                  EXHIBIT J:        Approvals.

                  EXHIBIT K:        Contracts.

                  EXHIBIT L:        Off Site Construction and
                                    Maintenance Agreements

         This Agreement, including the above listed Exhibits constitute the entire agreement between Owner and Developers and supersede all prior negotiations. statements, representations, agreements, letters of intent, awards, or proposals, either written or oral. This Agreement may be modified only by a written instrument signed by all parties.

         In the event this Agreement and/or its Exhibits contain any inconsistency, such inconsistencies shall be resolved by giving precedence in the following order:

                  This Agreement, exclusive of Exhibits

                  EXHIBIT B, General Conditions

                  EXHIBIT D, Design Documents

                  Other Exhibits and Contract Documents

provided, however, that to the extent any of the Exhibits expand upon the rights and obligations of the parties set forth herein, such provisions shall not be deemed to be inconsistent with this Agreement.

         SECTION 4. WORK.

         A. DEVELOPMENT SERVICES. The Work will be as set forth in EXHIBIT B and in accordance with EXHIBIT D. Design services for the Project shall be performed by qualified Design Professionals and paid by Developers, but subject to the prior written approval of Owner, which approval shall not be unreasonably withheld or delayed, of both the professional involved and of the terms and conditions and form and content of each such design services contract to be entered into in each and every case. The professional obligations of such persons shall be undertaken and performed in the interest of Developers. Construction services shall be performed by qualified/licensed/insured construction Contractors and suppliers, selected and paid by Developers and acting in the interest of Developers but, as to the General Contractor and Major

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Subcontractors, subject to the prior written approval of Owner, which approval shall not be unreasonably withheld or delayed, of both the Contractor involved and the terms and conditions and form and content of each such construction contract to be entered into in each and every case. Nothing in this SECTION 4 shall create any professional obligation or contractual relationship between any such Persons and Owner. Notwithstanding the foregoing, Developers agree that it will not employ or otherwise retain the services of any Person or entity if Owner, in the exercise of its reasonable discretion, objects thereto. The parties agree that no Work and no other construction, site work or other work of any kind relating to the Project shall occur until the irrevocable standby letter of credit referenced in Section 27 hereto is delivered to Owner as set forth herein.

         B.  DESIGN PHASE SERVICES.

                  1. Developers shall retain the services of all Design Professionals necessary to prepare for approval by Owner the Plans and Specifications and other documents to fix and ascribe the size and character of the Improvements as to architectural, structural, mechanical and electrical systems, materials and such other elements as may be appropriate.

                  2. The Plans and Specifications include, but are not be limited to, technical drawings, schedules, plans, diagrams and specifications, setting forth in detail the requirements for construction of the Improvements including documents required by all Governmental Authorities necessary to approve plans prior to and throughout the Work, which documents shall reflect designs which comply with all applicable Governmental Regulations.

                  3. Developers shall obtain all zoning and other government approvals necessary for the Project, including, without limitation, the timely filing of all documents, revisions and other information requested or required by all applicable Governmental Authorities and necessary for the issuance of building permits to permit commencement of construction of the Improvements and completion of the Improvements in accordance with this Agreement, and all Permits necessary to operate the Project for its intended use on or prior to the Effective Date (other than permits which by their nature are not obtainable until completion of construction including the Assisted Living Permits and any Certificates of Occupancy) and provide evidence of same to owner for Owner's review and approval in its sole discretion.

         SECTION 5. COST OF THE WORK AND ITEMS IN THE BUDGET OTHER THAN THE CONTRACT SUM.

         A. COST OF WORK. Owner agrees to pay Developers for the complete, satisfactory and timely performance of the Work in strict accordance with the requirements set forth in this Agreement. Disbursement of the Contract Sum shall either be paid to Developers or to Owner as
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set forth in the Budget. Owner shall only be required to pay the Contract Sum in accordance with the line item amounts contained in the Budget and the terms and conditions hereof. Any line item amount in excess of the line item amount contained in the Budget and all other funds required for the completion of the Project in accordance with the terms hereof shall be provided by Developers and Developers may reallocate cost items within the General Construction Contract or any contract with a Major Contractor or major supplier without the prior written consent of Owner so long as such reallocation does not increase the price of the General Construction Contract and the other Contract Documents. Upon notice of any such reallocation, Owner agrees to pay the Contract Sum in accordance with such amended reallocation of cost items. Developers can make change orders up to $10,000 per change order, but not more than $70,000 in the aggregate, without the prior written consent of Owner. Owner agrees that, upon Final Completion, to the extent amounts in excess of any line item have been funded by Developers, and provided that the Work has been performed in accordance with the Budget and no Default shall exist hereunder, Owner shall refund the net amount of any Developers contributions over the Budget to Developers.

         B. DIRECT PAYMENTS FOR THE WORK. Owner, after giving Developers notice, may make Payments on account of labor, materials and/or equipment for the Work directly to any or all of the Subcontractors, Sub-Subcontractors or persons entitled to the same in lieu of paying Developers therefor or make joint payment to any such person and Developers. Any amounts so paid shall be credited against the Contract Sum. No such payment shall create any relationship between the recipient thereof and Owner, nor any duty on the part of Owner. Developers shall cooperate with Owner to facilitate any such direct payments and shall provide such evidence as Owner may request for purposes of determining any amount to be so paid.

         C. PAYMENT FOR BUDGET ITEMS NOT INCLUDED IN THE CONTRACT SUM. For items listed as "Paid at Closing," the parties acknowledge that such sums have been previously advanced by Owner on Developers' behalf to the appropriate party designated in the settlement statement executed by Owner and Developers simultaneous with the execution of this Agreement. For items listed as "Other," such sums shall, to the extent not fully advanced and "Paid at Closing," be disbursed as follows: (1) "Construction Monitoring" shall be advanced in the amount of the Inspection Fee monthly pursuant to Article 25.6 of Exhibit B, General Conditions; (ii) "Investment Yield" shall be advanced monthly to Owner without the need for request of or notice to Developers but Owner shall provide Developers with evidence of Owner's calculation of such disbursement and Developers shall have the right to object to any mathematical errors and any such excess amount shall be immediately returned to the Budget and the subsequent calculation of Investment Yield shall reflect the correct amount of prior disbursements; and (iii) "Marketing and Operating Start Up" and "Personal Property" shall be advanced prior to Stabilization (as defined in the Lease Agreement) upon monthly requisition of Developers to Owner, upon 15 days written notice to Owner, confirming in reasonable detail that such request relates to Personal Property or pre-opening publicity or other start-up expenses incurred pursuant to the Budget or otherwise approved by Owner in its reasonable discretion.
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         D. CONSTRUCTION CONTINGENCY. Notwithstanding any other provision in this Agreement to the contrary, no disbursements or reallocations shall be made of the Construction Contingency line item in the Budget without the prior consent of the Owner in its sole discretion.

         E. REALLOCATION OF SELECTED LINE ITEMS IN THE BUDGET. Developers shall have the right to reallocate between line items in the Budget subject to the consent of the Owner, which may be withheld in Owner's sole discretion, and so long as the reallocation does not increase the Contract Sum or reduce the Construction Contingency.

         SECTION 6. PAYMENT AND PERFORMANCE BOND. Before beginning work under the terms of this Agreement, Developers shall demonstrate to Owner's satisfaction that it has obtained a 100% payment and 100% performance bonds equal to the amount of the General Construction Contract from a surety company licensed to do business in the Commonwealth of Pennsylvania and in a form and content acceptable to Owner in its sole discretion. Developers shall keep such payment and performance bonds in effect throughout the term of this Agreement, and shall cause any subcontractor designated by Owner to obtain and maintain the same, and Developers and any subcontractors shall be responsible for the cost of obtaining and maintaining same throughout the term of this Agreement.

         SECTION 7. CHANGES IN THE WORK. Owner may not make changes in the Scope of Work.

         SECTION 8. INSURANCE. Developers warrants that it has, and will maintain in full force and effect during the term of this Agreement, and will cause those persons or entities retained by Developers hereunder, as applicable, to maintain for the benefit of Owner the following insurance coverages upon Developers' operations under this Agreement:

         A. WORKERS COMPENSATION INSURANCE AND EMPLOYERS LIABILITY INSURANCE. Workers Compensation coverage shall apply to all employees who perform the Work pursuant to this Agreement, shall include bodily injury, occupational illness or disease coverage and shall otherwise be in accordance with the statutory requirements of Pennsylvania. Employers Liability Insurance must be maintained with a minimum limit of $500,000 coverage.

         B. COMMERCIAL GENERAL LIABILITY INSURANCE. This coverage shall apply to all operations of Developers pursuant to this Agreement with minimum limits per project of not less than $5,000,000 per occurrence and in the aggregate and with coverage to include, but not be limited to, bodily injury (including death), property damage to the premises of all Indemnitees, products and completed operations until two (2) years after Final Completion, underground, explosion, collapse, blanket contractual, independent Contractors, broad form property damage, cross-liability and severability of interests, personal and advertising injury. This policy shall be endorsed for coverage to be on a per project basis and to name all Indemnities as additional insureds.
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         C. AUTOMOBILE LIABILITY INSURANCE. This coverage shall apply to all operations of Developers pursuant to this Agreement involving the use of motor vehicles including those owned, non-owned and hired with minimum limits per project of not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage liability and include all Indemnitees as additional insureds.

         D. UMBRELLA EXCESS LIABILITY INSURANCE. This coverage shall apply to Commercial General Liability Insurance, Automobile Liability Insurance and Employers Liability Coverage with minimum limits of ___________ Dollars ($_____________) each occurrence and in the aggregate.

         E. BUILDERS ALL-RISK INSURANCE. This coverage shall be in an amount equivalent to the Contract Sum and shall apply to losses on an All-Risk basis including flood (except that flood coverage shall be in the statutorily required amount) and shall include risk of loss to materials and equipment intended for incorporation into the Work while: (i) in transit to the Jobsite, (ii) in storage at the Jobsite, or (iii) in storage at off-site locations. This policy shall name all Indemnitees, Developers, all Contractors and Subcontractors as additional insureds on such policy. Notwithstanding the foregoing, Owner reserves the option of obtaining such coverage and receiving an equitable adjustment to the Contract Sum.

         F. EXCESS FLOOD. Owner may elect to require Developers to provide flood coverage in excess of the limit provided in SECTION 8(E) above.

         G. ERRORS AND OMISSIONS: INSURANCE FOR OWNERS, OFFICERS AND DIRECTORS. This coverage shall be in an amount of not less than $5,000,000, and shall be continued in full force and effect during the entire term of this Agreement, and for a period of six (6) months thereafter.

         H. COMPREHENSIVE PUBLIC LIABILITY INSURANCE. As construction of the Improvements are completed, Developers shall obtain for the benefit of Owner, comprehensive public liability insurance in the amount of $1,000,000 per incident and $3,000,000 in the aggregate against fire, windstorm and extended coverage in an amount not less than the full replacement costs of the Improvements or the amount of the Bonds, whichever is greater, any and all insurance coverages required under or pursuant to any Pennsylvania laws, rules, regulations, documents or instruments applicable to the Project.

         I. ARCHITECTS/ENGINEERS PROFESSIONAL LIABILITY INSURANCE. Developers will cause all Design Professionals and other professionals retained by Developers to obtain Errors and Omissions insurance in the minimum amount of $5,000,000 per claim, which coverage shall be for the benefit of Owner and shall be continued in effect for two (2) years after the date of Final Completion.

         J. REQUIREMENT OF CONTRACTORS AND SUBCONTRACTORS. All Contractors and Subcontractors shall be required to provide insurance policies in amounts, by carriers, and in forms satisfactory to Owner. Minimum requirements for all Contractors and Subcontractors shall be: (i) Workers Compensation Insurance in accordance with the provisions of this SECTION 8; (ii) Commercial General Liability Insurance as described above with minimum limits per project of One Million Dollars ($1,000,000) per occurrence, except that Developers may require greater limits on a case by case basis in its discretion; and (iii) Automobile Liability Insurance as described above with minimum limits of One Million Dollars ($1,000,000) per occurrence. Developers shall require each Subcontractor to provide an appropriate original Certificate of Insurance to Owner prior to performing any of the Scope of Work at the Jobsite or otherwise, and to issue renewal Certificates to Developers at least thirty (30) days prior to expiration of said insurance.

         K. DEDUCTIBLES. If any policy required to be purchased pursuant to this Agreement is subject to a deductible, self-insured retention or similar self-insurance mechanism limiting or reducing coverage, the deductible, self-insured retention or similar self-insurance mechanism shall be the sole responsibility of Developers.

         L. EVIDENCE OF COVERAGE. All policies required of Developers pursuant to this Agreement shall be acceptable to Owner and maintained with insurance carriers that are rated by A.M. Best Company to be A-/Financial XII or better. Developers shall provide to Owner, and all Contractors and Subcontractors shall likewise provide to Developers, Certificates of Insurance from each of their respective insurers which are satisfactory in form to Owner. Each Certificate shall evidence all requirements set forth in this Agreement, including the amounts of coverage, policy endorsements identifying all Indemnitees as additional insureds, providing thirty (30) days notice to Indemnitees with respect to termination or modification of such coverage, and coverage renewals as necessary to comply therewith, be first payable to Owner, its successors and assigns.

         Neither Developers nor any of its Design Professionals, Contractors or Subcontractors shall be entitled to receive payment for any Work performed, or to commence operations on the Jobsite or elsewhere until such time as they provide acceptable evidence of compliance with the requirements of this SECTION
8. Any extra costs or delays caused by or arising out of any failures to comply with this SECTION 8, including the failure to furnish acceptable Certificates of Insurance prior to the Effective Date, shall be solely for the account and responsibility of Developers and its Design Professionals, Contractors and Subcontractors. All policies shall be written in an amount sufficient to prevent Developers from becoming a coinsurer in any loss under any policy.

         M. COOPERATION BY THE PARTIES. Owner and Developers shall fully cooperate with each other in connection with the collection of any insurance monies that may be due in the event of a loss. Owner and Developers shall promptly execute and deliver such proofs of loss and other instruments which may be required for the purpose of obtaining recovery of any such insurance monies. Additionally, Developers shall furnish Owner copies of all accident reports sent to Developers' insurance carriers covering accidents occurring at the Project or in the performance of the Work under this Agreement. Developers shall immediately notify Owner of accidents, incidents and injuries immediately upon occurrence and shall provide the foregoing reports as soon as available.

         N. SUBROGATION. Developers waives subrogation against Owner, Consulting Engineer and all other Indemnitees with respect to Comprehensive General Liability and Automobile Liability Insurance, and such other insurance as Owner may require. Such insurance obtained and carried by Developers shall contain subrogation waivers with respect to claims against Owner, Consulting Engineer and all Indemnitees.

         O. DURATION. All Comprehensive General Liability, Automobile Liability, Workers Compensation and Employers Liability insurance required by this Agreement shall be kept in force without interruption until Final Completion of the Work. The Builders All-Risk Insurance shall remain in force until Developers has achieved Substantial Completion. It is agreed, however, that Developers and its Contractors and Subcontractors shall maintain completed operations insurance for a period of two (2) years after Final Completion of the Work.

         SECTION 9. INDEMNIFICATION. Developers will indemnify Indemnitees in accordance with the terms and provisions set forth in the General Conditions, EXHIBIT B.

         SECTION 10. CASUALTY, TAKING. In the event of a casualty or taking to the Project or the Land occurring prior to Final Completion Date, the procedures set forth in Sections 12 and 13 of the Lease (the terms of which are incorporated by reference) shall apply herein (as if effective hereunder) to the extent such procedures are applicable provided, however, (a) Owner shall have no obligation to disburse insurance or taking proceeds if Final Completion cannot be completed in Owner's sole judgment prior to the Final Completion Date or the Extended Completion Date (as defined below) but only if the provisions of paragraph 30.1(d) of the General Conditions set forth on EXHIBIT B have been exercised prior to such casualty or taking or (b) Owner shall have no obligation to rebuild or restore in the case of Major Casualty (as defined in the Lease) in which case Owner may retain all proceeds and awards and this Agreement shall terminate.

         SECTION 11. Owner may terminate this Agreement in accordance with the terms and provisions set forth in the General Conditions on Exhibit B hereto.

         SECTION 12. APPLICATION FOR PAYMENTS. Developers' applications for payment shall be submitted to Owner for approval in accordance with the terms and conditions set forth in the General Conditions on EXHIBIT B hereto.

         SECTION 13. PAYMENT. Payment of all or a portion of the Contract Sum shall be governed by the terms and provisions of the General Conditions on EXHIBIT B hereto.

         SECTION 14. ASSIGNMENT OF CONTRACTS. Notwithstanding anything contained in this Agreement to the contrary:

         A. Each contract with any Design Professional, Contractor or Subcontractor shall expressly acknowledge that Owner is an intended third-party beneficiary thereunder, and that in the event of any default by Developers hereunder or under any other contract or agreement between Developers and Owner, Owner shall have the right to enforce such contracts with any such Design Professional, Contractor or Subcontractor directly; and

         B. Prior to the date that any such Design Professional, Contractor or Major Subcontractor is allowed to perform any work on the Jobsite:

                  1. Developers shall have executed such collateral assignment or assignments in favor of Owner of the contract with such Design Professional, Contractor or Major Subcontractor in such form and content as may be required by Owner; and

                  2. Developers shall cause such Design Professional, General Contractor or Major Subcontractor to execute a consent or consents to such collateral assignment or assignments, which consent shall expressly acknowledge that Owner shall not have any liability or obligation of any kind whatsoever to any such Design Professional, General Contractor or Major Subcontractor unless and until Owner shall have exercised its rights under the collateral assignment or assignments and hereunder to remove Developers and assume direct control of the Project, and shall otherwise be in form and content reasonably acceptable to Owner.

         SECTION 15.  COMPLETION DATE.

         A. COMPLETION. Developers warrants that it is familiar with the Project, the site conditions, the architectural plans, specifications and all requirements of the Work. Based on its familiarity with the Project, Developers represents and warrants that it can complete the Work in accordance with this Agreement.

         B. SUBSTANTIAL COMPLETION OF THE PROJECT. Developers agrees that it will cause the Substantial Completion of the Project and of all of the Improvements and the Work to be performed hereunder on or before the Substantial Completion Date, except for Force Majeure events as set forth in Article 17.0 of EXHIBIT B. If Developers fails to achieve Substantial Completion by the Substantial Completion Date, the Developers shall be in Default under this Agreement unless the Developers extends the Substantial Completion Date in strict accordance with Articles 30.1(d) or 17.3 of EXHIBIT B hereto.

         C. FINAL COMPLETION. Final Completion of the Work on the Project shall occur on or before the Final Completion Date, except for Force Majeure Events as set forth in Article 17.0 of

EXHIBIT B hereto. If the Developers fails to achieve Final Completion by the Final Completion Date, the Developers shall be in Default under this Agreement unless the Developers extends the Final Completion Date in strict accordance with Articles 30.1(d) or 17.3 of EXHIBIT B hereto.

         D. TIME IS OF THE ESSENCE. Time is of the essence with regard to the timely completion of the Work as it relates to the entire Project.

         SECTION 16.  CONTRACTORS, SUBCONTRACTORS AND SUB-SUBCONTRACTORS

         A. Developers agrees that it will contract with all Design Professionals, Contractors and/or Subcontractors as are necessary to complete the Work hereunder, and further agrees to timely pay all such Design Professionals, Contractors and Subcontractors. Any Design Professionals, Contractors and Subcontractors of Developers shall be the exclusive responsibility of Developers. However, before any Design Professional, the General Contractor or Major Subcontractor begins work under the terms of this Agreement, Developers shall warrant and produce all relevant documentation to demonstrate that such Design Professional, General Contractor or Major Subcontractor has all insurance required under the provisions of SECTIONS 8 AND 9 and that such policies conform to all requirements of form and substance pursuant to SECTIONS 8 AND 9. All Design Professionals, General Contractors and Major Subcontractors must execute documents satisfactory to Owner to fully indemnify Owner, Consulting Engineer, and all Indemnitees as required of Developers pursuant to SECTIONS 8 AND 9. Only if all requirements contained in this SECTION 16 have been met, and only if the specific Design Professional, General Contractor or Major Subcontractor has been approved by Owner, may any Design Professional, General Contractor and Major Subcontractors perform any work on the Jobsite.

         B. Developers shall advise Owner in writing of any Design Professional, General Contractor or Major Subcontractor that is an Affiliate of Developers or any Guarantor, or with which it shares any business relationship or financial interest, and of the nature and extent of such relationship or interest.

         SECTION 17. PRIVITY OF CONTRACT ASSIGNMENT. Owner shall have no contractual obligation to the Design Professional or Contractors and Subcontractors and shall communicate with such Design Professional or Contractors and Subcontractors only through Developers. However, Owner, or Consulting Engineer, may contact any Design Professional or Contractor and Subcontractors directly if Developers is in Default hereunder.

         SECTION 18. HAZARDOUS MATERIALS. Developers hereby represents, warrants and covenants to and with Owner that:

         A. Developers, on its own behalf, and not in reliance on any study, report, audit or assessment performed by or on behalf of Owner, has conducted or caused to be conducted all reasonably prudent due diligence concerning the physical conditions of the Land, the soil, and subsoil conditions thereof, and has independently determined that:

                  1. The Project can be constructed in accordance with the Plans and Specifications on or before the Substantial Completion Date and Final Completion Date, and for the Contract Sum; and

                  2. The Land is free of all waste, debris, contamination, and Hazardous Materials, and the Land is not now used nor in the past has been used for the storage or dumping of any Hazardous Materials; provided, however, if any such Hazardous Materials are or are discovered on the Land, Developers shall not be deemed in default hereunder because of the existence of such Hazardous Materials so long as Developers and/or any of the other Indemnitors under that certain Environmental Indemnity Agreement dated the date hereof which has been delivered to Owner are remediating such Hazardous Material as required pursuant to such Environmental Indemnity Agreement (the "Environmental Indemnity Agreement").

         B. Developers shall not allow the presence, manufacture, storage, use, release, discharge, transportation on the Land or the Project, or the incorporation into the Project, Scope of Work or Improvements of any Hazardous Materials in any manner which is in violation of any Applicable Environmental Laws (as defined in the Environmental Indemnity Agreement).

In the event of the existence of Hazardous Materials discovered on the Jobsite in any manner which is in violation of any Applicable Environmental Laws (as defined in the Environmental Indemnity Agreement), Developers shall, at Developers' sole cost and expense, undertake the abatement and disposal of such material. In the event Developers encounters pre-existing on-site materials or construction reasonably believed to be Hazardous Materials or health threatening, then Developers shall immediately notify Owner and stop work until an environmental laboratory certified program by the applicable state or federal agency and an environmental engineering consulting firm, both retained directly by Owner but paid for by Developers, verifies that the materials or construction complained of has been removed or rendered harmless, which removal and the cost of such consultants and remediation shall all be solely borne by Developers.

         SECTION 19. LAWS. This Agreement shall be governed, construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania. Developers shall comply with all laws, statutes, ordinances, rules and Governmental Requirements of all applicable Governmental Authorities, and Developers shall indemnify and hold Owner harmless from any fines, penalties, costs, or liability arising from the failure of Developers or Developers' Design Professionals, and Contractors and Subcontractors to comply therewith.

         SECTION 20. PARTIAL INVALIDITY. In the event that any portion of this Agreement is held to be void or unenforceable, the balance of the Contract will not be affected thereby and the parties agree to negotiate in good faith to reach an equitable agreement which shall effect the intent of the parties set forth in this Agreement.

         SECTION 21. EFFECTIVE DATE. This Agreement shall take full force and effect on the Effective Date and all attachments and documents shall be referenced as of that date for purposes of determining their meaning and effect. The Contract Sum is established on the basis of the Plans and Specifications and the other Contract Documents identified herein. Changes after the Effective Date of this Agreement shall be made only as provided by this Agreement.

         SECTION 22. NO ARBITRATION. Owner and Developers hereby agree that no claims or disputes between Owner and Developers arising out of or relating to the Contract Documents or a breach thereof shall be decided by any arbitration proceeding including, without limitation, any proceeding under the Federal Arbitration Act (9 U.S.C. Sections 1-14), or any applicable state arbitration statute, except that in the event that Owner is subject to an arbitration proceeding related to the Project, Developers consents to being joined in the arbitration proceeding if Developers' presence is required or requested by Owner for complete relief to be accorded in the arbitration proceeding.

         SECTION 23. REPRESENTATIONS AND WARRANTIES. In addition to all other representations, covenants, warranties, or guaranties expressly or implicitly set forth in this Agreement, Developers makes the following representations and warranties to Owner on the Effective Date and at the time any Payment or disbursement of a Budget item is made, and with respect to each such Payment or disbursement:

         A. ORGANIZATION, POWER, ETC. BCC (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware,
(ii) has the requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted, (iii) has the requisite corporate power to execute, deliver and perform its obligations under this Agreement and each agreement or instrument contemplated thereby to which it is or will be a party, and (iv) is qualified to do business in every jurisdiction where such qualification is necessary except where the failure so to qualify would not have a materially adverse effect on its business, properties, operations, prospects or condition, financial or otherwise, or would not impair its ability to perform its obligations under or in connection with this Agreement. SCOSL (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite limited liability company power and authority to own its properties and assets and to carry on its business as now conducted, (iii) has the requisite limited liability company power to execute, deliver and perform its obligations under this Agreement and each agreement or instrument contemplated thereby to which it is or will be a party, and (iv) is qualified to do business in every jurisdiction where such qualification is necessary except where the failure so to qualify would not have a materially adverse effect on its business, properties, operations, prospects or condition, financial or otherwise, or would not impair its ability to perform its obligations under or in connection with this Agreement

         B. AUTHORIZATION, ETC. The actions to be taken hereunder and the execution, delivery and performance of this Agreement have been duly authorized by all requisite action on the part of Developers and will not (i) contravene any provision of law, any order of any court or other agency of government, which contravention could reasonably be expected to have a material adverse effect upon the prospects, profits, or financial or operating condition of Developers or Developers' ability to perform its obligations under this Agreement, or (ii) contravene any of the organizational documents governing Developers or any indenture, agreement, or other instrument binding upon Developers, which contravention could reasonably be expected to have a material adverse effect upon the prospects, profits, or financial or operating condition of Developers or Developers' ability to perform its obligations under this Agreement, or (iii) be in conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement, document or other instrument binding upon any of the Developers, which default or breach could reasonably be expected to have a material adverse effect upon the prospects, profits, or financial or operating condition of any of the Developers or any Developers' ability to perform its obligations under this Agreement, or (iv) result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the property or assets of Developers or Owner, other than as expressly permitted herein.

         C. GOVERNMENTAL APPROVAL. Except as provided in EXHIBIT I, no action or consent of, or registration or filing with, any Governmental Authority or court is required under existing law in connection with the execution, delivery, and performance by Developers of this Agreement, except as provided on EXHIBIT K attached hereto.

         D. PLANS APPROVED. Except as provided in EXHIBIT J, the Plans and Specifications have been approved by all Governmental Authorities having jurisdiction, and all necessary building and all other construction related Permits and all other Governmental Requirements and private authorizations and approvals with respect to the Plans and Specifications and construction of the Improvements have been obtained.

         E. LITIGATION. There are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency pending against Developers or any one of them or Guarantor or affecting the Project, and, to Developers' knowledge, there are no actions, suits or proceedings threatened against or affecting Developers or any one of them or Guarantor or any property or rights of Developers or Guarantor, including the Project.

         F. AGREEMENTS. Neither Developers nor Guarantor is a party to, or bound by, any contract or instrument materially and adversely affecting the business, property, assets, operations or condition, financial or otherwise, of Developers or any one of them or Guarantor.

         G. TAXES. Developers and Guarantor have filed all United States income tax returns and all state income tax returns that are required to be filed, and have paid, or made adequate provisions for the payment of, all taxes that have or may become due pursuant to said returns or pursuant to any assessment received by Developers or Guarantor, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

         H. COMPLIANCE WITH LAW. Developers and Guarantor are in compliance, in all material respects, with all applicable statutes, rules, regulations, orders and restrictions of any governmental authority having jurisdiction over the conduct of their businesses or the ownership of their properties. The construction to be performed on the Land in accordance with the Plans and Specifications and the use and continued use of the Project for its intended use in accordance with the Permits and Assisted Living Permits will not violate any environmental, ecological, subdivision, zoning, use, or other Governmental Requirement or any agreement applicable to the Land or the Project.

         I. FINANCIAL STATEMENTS. Each financial statement of Developers and Guarantor delivered hereafter to Owner will be prepared in conformity with GAAP, applied on a basis consistent with that of previous statements and completely and accurately disclose the financial condition of each of Developers and Guarantor (including all contingent liabilities) as of the date thereof and for the period covered thereby, and there has been no material adverse change in any of the Developers' or Guarantor's financial condition subsequent to the date of the most recent financial statement of each of Developers and Guarantor delivered to Owner.

         SECTION 24.  ENTIRE AGREEMENT.

         This Agreement and all Exhibits and security instruments hereto represent the full and complete understanding of the parties; any prior representations or promises are merged herein. Any changes in this Agreement, Exhibits hereto, or security instruments must be made in writing, and signed by the parties.

         The parties look solely to each other with respect to performance of this Agreement and the Work hereunder. This Agreement and each and every provision hereof is for the exclusive benefit of Owner and Developers and not the benefit of any third party, except to the extent such benefits have been expressly extended pursuant to this Agreement.

         The provisions of this Agreement which, by their nature, are intended to survive the termination, cancellation, completion or expiration of the Contract, including, but not limited to, any express limitations of or releases from liability, shall continue as valid and enforceable obligation of the parties, notwithstanding any such termination, cancellation, completion or expiration.

         SECTION 25.  ASSIGNMENT.

         Developers shall not assign its interest in this Agreement or the other Contract Document without the prior written consent of Owner. The consent of Owner with regard to any such assignment may be granted by Owner in Owner's sole and absolute discretion, and may be conditioned by Owner on the requirement that Developers execute and deliver to Owner such document and instruments regarding such assignment and containing such terms and provisions as Owner may require. In any event, no such assignment or delegation, whether consented to by Owner or not, shall relieve or discharge Developers from any of their duties, responsibilities or obligations hereunder. Any purported assignment by Developers without such consent shall be null and void. Owner may, upon notice and without consent of Developers, assign this Agreement to any party, whereupon Owner will be relieved of all liabilities hereunder.


         SECTION 26. NOTICES. No notice or other communication shall be deemed given unless sent in any of the manners, and to the persons, specified in this
SECTION 26. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon receipt if delivered personally (unless subject to clause (ii)) or if mailed by registered or certified mail, (ii) at noon on the date after dispatch if sent by overnight courier or (iii) upon the completion of transmission on or before 4:30 p.m. local time of the recipient, if received on a business day (which is confirmed by telephone or by a statement generated by the transmitting machine) if transmitted by telecopy or other means of facsimile which provides immediate or near immediate transmission to compatible equipment in the possession of the recipient, or on the next business day following receipt if received after 4:30 p.m. local time of the recipient on any business day, in any case to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as will be specified by like notice):

         If to Owner:               1675 Palm Beach Lakes Boulevard, Suite 900
                                    West Palm Beach, Florida  33401
                                    Attention:  Secretary
                                    Telecopy Number:  (561) 681-8177
                                    Confirmation Number:  (561) 681-8517
                                    cc:  Vice President Multifamily Finance
                                    Telecopy Number:  (561) 681-8174
                                    Confirmation Number:  (561) 681-8719

         With a Copy to:            Christopher J. Donovan
                                    McDermott, Will & Emery
                                    75 State Street, Suite 1700
                                    Boston, Massachusetts  02109
                                    Telephone Number (617) 345-5000
                                    Telecopy Number (617) 345-5077

         If to Developers:          Robin L. Barber, Esq.

                                    BCC Development and Management Co.
                                    5021 Louise Drive, Suite 200
                                    Mechanicsburg, PA  17055
                                    Telecopy Number: (717) 796-6160
                                    Confirmation Number: (717) 796-6100

         With a copy to:            Steven J. Adelkoff, Esq.
                                    Kirkpatrick & Lockhart LLP
                                    1500 Oliver Building
                                    Pittsburgh, PA  15222-2312
                                    Telecopy Number: (412) 356-6501
                                    Confirmation Number: (412) 355-6500

         SECTION 27. GUARANTEES AND SECURITY. In order to better secure all of the obligations hereunder and under the Lease, simultaneously with the execution hereof, and as a condition precedent hereto, Developers shall cause the execution and delivery to Owner by Balanced Care Corporation of a Construction Completion Guaranty in the form attached hereto as EXHIBIT G, which is hereby incorporated herein by this reference. The obligations hereunder shall also be secured and collateralized by the issuance to Owner on behalf of Developers of the Letter of Credit. As of the date hereof, the Letter of Credit shall mean the $_______ cash on deposit at Ocwen Federal Bank FSB plus interest earned thereon. No later than April 30, 1998, Developers shall deliver to Owner an irrevocable standby letter of credit payable to Owner for the benefit of Developers in form and issued by an institution satisfactory to Owner, in Owner's sole discretion, in the amount of $_______ for a period not less than 24 months, which irrevocable standby letter of credit shall thereafter be referred to as the Letter of Credit. Upon delivery of the irrevocable standby letter of credit as set forth above in form satisfactory to Owner in Owner's sole discretion, Owner shall return the $_______ cash as referenced above to Developers. Developers and Owner agree that up to $200,000 may be used to fund pre-marketing and operational start up costs (the "Start-Up Cost Amount") from the Letter of Credit to be disbursed by Owner to Developers in Owner's reasonable discretion and upon receipt of evidence or documentation by Owner of such Start-Up Cost Amount. If at any time Owner draws on the Letter of Credit such that the amount thereunder is reduced below $_______ (the "Deficiency"), Developers shall be required to deposit the Deficiency with Owner in the form of cash pursuant to the Assignment and Pledge of Deposit Account Agreement or a letter of credit of the same form, substance and issuer as the Letter of Credit which sums or instruments shall be held as security for Developers' obligations hereunder as follows: (i) if a draw is made which reduces the available amount under the Letter of Credit to $_______ (the "Minimum Balance") or less, Developers shall restore the Letter of Credit to the Minimum Balance within ten (10) days of such Deficiency and fully restore the Letter of Credit to $_______ less any Start-Up Cost Amounts prior to the Lease Commencement Date or (ii) if a draw is made which reduces the available amount under the Letter of Credit to an amount above the Minimum Balance, Developer will restore the Letter of Credit to the full amount of $_______ less any Start-Up Cost

Amounts prior to the Lease Commencement Date. The parties hereby agree that if Developers are required to provide funds in excess of the line item amounts contained in the Budget as provided in Section 5 of the Agreement and the same is not paid when due hereunder, then Owner agrees to accept payment of the same from Guarantor during the applicable cure period as set forth in Article 36 of the General Conditions; provided no Default exists hereunder. The parties further agree that any related party debt incurred or created by the foregoing shall be subordinate to any obligations of Developers to Owner, including any obligations of SCOSL to Owner under the Lease and shall not be repaid until the Lease has terminated and all obligations of Owner thereunder have been paid in full. If such payment is not made by Guarantor or Developers during such applicable cure period, then Owner shall make a draw under the Letter of Credit upon the expiration of the applicable cure period. The aforementioned obligations shall be further secured by a collateral assignment of any and all unpaid portions of Developers' Fee (as defined below), as specified in the Budget, which collateral assignment shall also be in form and content acceptable to Owner, and a first priority security interest in the Personal Property. Developers agrees to execute all necessary documents requested by Owner in order to perfect Owner's security interest in the collateral hereunder. All rights under the above security documents and instruments shall be exercisable upon a Default hereunder and all remedies of Owner hereunder shall be cumulative, non-exclusive and exercisable in such order as Owner shall determine.

         SECTION 28. CONDITIONS PRECEDENT. The execution and delivery of this Agreement shall be conditioned upon the following:

         a) Execution and delivery to Owner of a Special Warranty Deed with respect to the Land, in form and substance reasonably satisfactory to Owner;

         b) Delivery to the Owner of an Owner's Title Insurance Policy, in form and substance reasonably satisfactory to Owner with such endorsements as Owner may require; and

         c) Such other documents and instruments as Owner may require with respect to the purchase of the Land from Developers, all in form and substance reasonably satisfactory to Owner.

         SECTION 29. MUTUAL WAIVER OF JURY TRIAL. DEVELOPERS AND OWNER HEREBY WAIVE ANY RIGHT THAT ANY OF THEM MAY HAVE TO A TRIAL BY JURY OF ANY AND ALL CLAIMS, COUNTERCLAIMS, SETOFFS, DEMANDS, ACTION OR CAUSES OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER AGREEMENT OR AGREEMENTS BETWEEN DEVELOPERS AND OWNER AT ANY TIME, INCLUDING, ANY SUCH AGREEMENTS, WHETHER WRITTEN OR ORAL, MADE OR ALLEGED TO HAVE BEEN MADE AT ANY TIME PRIOR TO THE DATE HEREOF, AND ALL AGREEMENTS MADE HEREAFTER OR OTHERWISE, OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR

RELATED TO OR INCIDENTAL TO ANY DEALINGS OF OWNER AND/OR DEVELOPERS WITH RESPECT TO ANY AGREEMENT OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. DEVELOPERS AND OWNER AGREE THAT THE OTHER PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT OF DEVELOPERS AND OWNER IRREVOCABLY TO WAIVE ITS RESPECTIVE RIGHTS TO TRIAL BY JURY AS AN INDUCEMENT OF DEVELOPERS AND OWNER TO MAKE THIS AGREEMENT, AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHATSOEVER (WHETHER OR NOT MODIFIED HEREIN) BETWEEN DEVELOPERS AND OWNER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. DEVELOPERS AND OWNER ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH, OR THE OPPORTUNITY TO CONSULT WITH, COUNSEL OF DEVELOPERS' AND OWNER'S CHOICE.

         SECTION 30. DEVELOPERS FEE. In compensation for the services of Developers, Owner will pay to Developers a development fee (the "Developers' Fee") in the amount of $_______. Developers' Fee shall be due and payable as follows: (i) $_______ shall be due and payable on the date of the delivery to Owner of the irrevocable standby letter of credit in the amount of $_______ as set forth in Section 27 hereto (the "Letter of Credit Effective Date"), (ii) $______ shall be paid in equally monthly installments over the twelve months immediately following the Letter of Credit Effective Date provided no Default occurs hereunder, and (iii) $______ shall be due and payable on the date Final Payment is made by Owner. In the event of a Default hereunder, Owner may apply the remaining balance of the Developers' Fee to any obligation existing or hereafter arising of Developers to Owner under this Agreement and shall have no further obligation to pay any outstanding balance remaining of the Developers' Fee.

         SECTION 31.  MISCELLANEOUS.

         A. COUNTERPARTS. This Agreement may be signed in one or more counterparts or duplicate signature pages with the same force and effect as if all required signatures were contained in a single original instrument. Any one or more such counterparts or duplicate signature pages may be removed from any one or more original copies of this Agreement and annexed to other counterparts or duplicate signature pages to form a completely executed original instrument.

         B. CAPTIONS. The captions contained in this Agreement were inserted for the convenience of reference only. They do not in any manner define, limit or describe the provisions of this Agreement or the intentions of the parties.

         C. GENDER/SINGULAR/PLURAL. Whenever masculine, feminine, neuter, singular, plural, conjunctive or disjunctive terms are used in this Agreement, they shall be construed to read in whatever form is appropriate to make this Agreement applicable to all the parties and all circumstances, except where the context of this Agreement clearly dictates otherwise.

         SECTION 32. JURISDICTION. Owner and Developers hereby agree that the United States District Court for the District of ____________ or, to the extent required by applicable law, any ____________ State Court shall have exclusive jurisdiction to hear and determine any claims or disputes between Owner and Developers pertaining directly or indirectly to this Agreement.

         SECTION 33. DISBURSEMENT AGENT. Owner reserves the right to designate and utilize a disbursement agent for the purpose of monitoring and disbursing advances hereunder. The reasonable fees and costs of the disbursement agent shall be treated as a Soft Cost under the Budget.

         SECTION 34. NO THIRD-PARTY BENEFICIARY. No provisions of this Agreement shall in any way inure to the benefit of any third Person so as to constitute such Person a third party beneficiary of this Agreement or of any one or more of the terms and conditions of this Agreement.

         SECTION 35. JOINT AND SEVERAL OBLIGATIONS. The obligations and agreements of the Developers hereunder shall be joint and several.

         SECTION 36. CROSS DEFAULT AND CROSS COLLATERALIZATION. The Developers acknowledge and agree that this transaction shall be cross-collateralized and cross-defaulted to any transaction between SCOSL, Senior Care Operators, LLC or Oakhaven Senior Living, Inc. or any Affiliate of SCOSL, Senior Care Operators, LLC or Oakhaven Senior Living, Inc. and Owner (collectively, the "Related Transactions") or any Affiliate of Owner; provided, however, that if BCC or an Affiliate of BCC becomes a tenant on any project whereby the same is owned by Owner, then such project will be cross-collateralized and cross-defaulted to any other project which BCC or any affiliate of BCC is the tenant and the Owner is the owner of the project. Developers also acknowledge and agree that Owner would not have consummated this transaction without such assurance and understanding and Owner has relied upon such assurance and understanding in entering into this transaction. Developers agree to execute and deliver any and all such documentation, in form and substance satisfactory to Owner in Owner's sole discretion, as Owner may require with respect to any such cross-collateralization and cross-default after the date hereof.
                                      -26-

               THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Development Agreement, on the day and year first written above.

                                 OWNER:

                                 ______________________


WITNESS:

______________________          By:____________________________________________
Name:                             Name:  ______________________________________
                                  Title: ______________________________________


                                DEVELOPERS:

                                BCC Development and Management Co.


WITNESS:


_______________________         By:____________________________________________
Name:                             Name:  ______________________________________
                                  Title: ______________________________________


                                _______________________________________


                                By: Senior Care Operators, LLC, Manager

_______________________         By:____________________________________________
Name:                             Name:  ______________________________________
                                  Title:  _____________________________________

                                    EXHIBIT B

                       TO DEVELOPMENT AGREEMENT (CONTRACT)
                              GENERAL CONDITIONS OF
                                  CONSTRUCTION

                                TABLE OF CONTENTS


Article                                                                    Page
1.0              DEFINITIONS................................................. 1

2.0              GENERAL RESPONSIBILITY.....................................  1

3.0              INTENT ....................................................  2

4.0              OWNERSHIP..................................................  2

5.0              DESIGN RESPONSIBILITY AND APPROVAL.........................  3

6.0              EXAMINATION OF JOBSITE.....................................  3

7.0              DRAWINGS, SPECIFICATIONS, OTHER DATA.......................  3

8.0              DOCUMENTS AT JOBSITE.......................................  4

9.0              BRAND NAME OR EQUAL........................................  4

10.0             SUPERVISION BY DEVELOPERS..................................  4

11.0             EMPLOY COMPETENT WORKERS...................................  5

12.0             MATERIALS..................................................  5

13.0             WARRANTY OBLIGATIONS.......................................  5

14.0             INDEMNIFICATION BY DEVELOPERS..............................  7

15.0             SCHEDULES AND REPORTS......................................  9

16.0             INTENTIONALLY OMITTED......................................  9

17.0             FORCE MAJEURE.............................................. 10

18.0             [INTENTIONALLY OMITTED].................................... 10

19.0             EXPEDITING PROCUREMENT......................................10

20.0             CHANGES.................................................... 11

21.0             PROTECTION OF WORK: REGULATIONS............................ 12

22.0             PARTIAL OCCUPANCY AND USE.................................. 13

23.0             COOPERATION WITH OTHERS.................................... 13

24.0             INTENTIONALLY OMITTED...................................... 13

25.0             INSPECTION................................................. 13

26.0             TESTS...................................................... 14

27.0             CLEANUP.................................................... 14

28.0             CONTRACTING, SUBCONTRACTING AND PUBLICITY.................. 14

29.0             LIENS...................................................... 15

30.0             TERMINATION FOR CAUSE...................................... 15

31.0             INTENTIONALLY OMITTED...................................... 16

32.0             PROGRESS PAYMENTS AND FINAL PAYMENT........................ 16

33.0             TIME....................................................... 29

34.0             RECORDS AND ACCOUNTS....................................... 29

35.0             CLAIMS AND DISPUTES........................................ 30

36.0             DEFAULT/REMEDIES UPON DEFAULT.............................. 30

37.0             CLEAN AIR AND WATER........................................ 32

1.0      DEFINITIONS
         -----------

         1.1 All definitions from this Agreement shall be applied to these General Conditions as they are defined in this Agreement.

2.0      GENERAL RESPONSIBILITY
         ----------------------

         2.1 Developers shall perform the Work or services with diligence, in a good, safe and workmanlike manner and in accordance with good design, fabrication and construction practices and in accordance with the drawings, specifications, procedures and other requirements of the Agreement. Developers shall furnish all supervision, labor, supplies, tools, construction equipment, facilities, storage, permanent equipment and materials and all other things and services necessary or desirable to perform the Work.

         2.2 Developers shall have the complete professional managerial and technical responsibility and liability for the validity, accuracy and reliability of the Work performed. The Work shall strictly conform to all applicable codes, standards, statutes, rules, regulations and Governmental Requirements.

         2.3 Developers shall be responsible for the institution of security measures for the prevention of theft, pilferage and waste at the Jobsite. Owner shall have the right to review and approve said security measures, which approval shall not be unreasonably withheld or delayed. Developers shall provide adequate storage or cover for materials, equipment, tools and all other items furnished by Developers, by Contractors and Subcontractors, by Design Professionals or by Owner.

         2.4 Developers shall be responsible for the safety of (i) its employees and the employees of its Contractors and Subcontractors, if any, while present at the Jobsite, Developers' home and branch offices, and other locations where Work is performed, and (ii) all other persons entering locations where Work is being performed.

         2.5 Developers shall be responsible for the correctness of the positions, levels and dimensions of the Work. Notwithstanding that the Developers may have been assisted by Owner, Design Professionals or any Contractors and Subcontractors in setting out the same, if at any time during the performance of the Work, any error shall appear or arise therein, the Developers shall immediately advise Owner and correct such error.

         2.6 Developers shall be solely responsible for the payment of, and shall require its Design Professionals, and Contractors and Subcontractors to pay, all applicable taxes, including all sales and use taxes, and insurance premiums required hereunder.

         2.7 Developers shall be solely responsible for the payment of, and shall require its Design Professionals, Contractors and Subcontractors to pay, all contributions to Social Security, or any other similar benefits which are measured by or based upon the wages, salaries or other remunerations paid to persons employed by Developers and its Design Professionals, Contractors and Subcontractors in performance of the Work.

         2.8 The cost of all wages, salaries, tools, supplies, parts, machinery, construction, operation and maintenance equipment and expenses of whatever nature or description arising out of this Agreement are to be borne by Developers. The expenses to be borne by Developers shall include, but shall not necessarily be limited to, labor benefits, holiday, restday, overtime, vacation and severance pay, sickness, health, accident and disability payments of whatever nature, food lodging, medical facilities, repair, maintenance or replacement of tools, supplies, equipment or machinery, and transportation of Developers' personnel and equipment.

3.0      INTENT
         ------

         3.1 Developers shall perform or cause to be performed all Work specified in or reasonably implied or inferred by this Agreement and the Contract Documents in accordance with the specifications, provisions, terms and conditions hereof. Details which are not mentioned in the Drawings and Specifications shall be performed by the Developers at no additional cost to Owner, if such details are reasonably necessary to fulfill the intent of this Agreement.

4.0      OWNERSHIP
         ---------

         4.1 PROJECT DOCUMENTS. All drawings, specifications, designs, appropriate data and any other engineering and/or manufacturing information, and other descriptive matter of any nature, whether or not furnished by Owner to Developers, for the direct or indirect performance of the Work, including, but not limited, to the Drawings and Specifications (collectively, the "Project Documents"), may be used only in connection with the prosecution of the Work, and shall be the property of Owner. Owner may require the return of all such documents and reproductions thereof, and if so required, Developers shall return same upon the completion of the Work. Owner hereby agrees that Owner or any Affiliate of Owner will not use the Project Documents to build or construct the exact same assisted living facility at any other location.

         4.2 WORK AND MATERIALS. The Work in progress and all of the Owner-furnished items and all of Developers-furnished design documents, material, equipment, plant facilities, fabricated items, supplies, drawings, data, and contract rights intended for the Work shall be the property of the Owner. Notwithstanding Owner's title thereto, Developers shall at the same time be responsible for the care, custody, control and safekeeping and preservation of all Owner-furnished or Developers-furnished documents, labor, materials, equipment, supplies and other things. In addition, Developers shall promptly repair or replace any such items which are damaged or lost, and shall complete the Work and deliver the Work in accordance with all provisions and requirements hereof at the time specified. Except as otherwise provided, Developers shall bear, without right of reimbursement, except proceeds from a Builders Risk Insurance Policy, the full risk of loss or damage to the Work and materials, equipment, supplies and other things.

5.       DESIGN RESPONSIBILITY AND APPROVAL
         ----------------------------------

         The scope of Work provides that Developers has engineering, design, or detailing responsibility, which responsibility shall be accomplished in accordance with the Drawings and Specifications, and all Federal, state, local and nationally recognized codes applicable to the Work, including but not limited to Governmental Requirements (the "Scope of Work"). Owner's review or approval of drawings or other submittals, shall not relieve or discharge the Developers, either expressly or by implication, from any responsibility under this Agreement.

6.0      EXAMINATION OF JOBSITE
         ----------------------

         6.1 Developers represent and warrant that they have examined the Contract Documents and familiarized themselves with the Jobsite and the Improvements to be constructed thereon, and the laws, rules and regulations relating to such construction and the Work.

         6.2 Developers represent and warrant that they have examined the Jobsite, and, they have satisfied themselves as to the nature and location of the Work, the general and local conditions, particularly those bearing upon transportation, handling, and storage of materials, availability of labor, water, power, roads, weather, and ground conditions at the Jobsite and all other matters which can in any way affect the Work or the cost thereof.

         6.3 The Developers further acknowledge that they shall be solely responsible for understanding the location of subsurface lines, cables, pipes and water as well as the conditions and characteristics of all subsoils based upon a careful review, as a prudent and experienced Developers, of reports as provided by professionals affiliated with the Project, and that they have made all reasonable interpretations of such reports, in combination with a review of the Job Site conditions, to complete the Work as per the Contract Documents.

7.0      DRAWINGS, SPECIFICATIONS, OTHER DATA
         ------------------------------------

         7.1 Developers represent and warrant that they have examined and reviewed all Contract Documents, and that the Developers are thoroughly familiar with the intent, extent and scope of work to be performed. Should any defects, errors, omissions, or inconsistencies appear in the Contract Documents, or should any item be omitted which is necessary to the proper performance or completion of the Work, Developers, before proceeding with the Work, shall call Owner's attention to same for proper determination in writing as set forth in this Agreement. The Developers shall not proceed until a determination is received.

         7.2 Execution of this Agreement by the Developers is a representation by the Developers that the Contract Documents are sufficient to have enabled the Developers to determine the cost of the Work described therein and that the Contract Documents are sufficient to enable Developers to construct the Work described therein, and otherwise to fulfill all of their obligations hereunder, including, but not limited to, Developers' obligation to construct the Work for an amount not in excess of the Contract Sum on or before the Substantial Completion Date and Final Completion Date for the Work.

8.0      DOCUMENTS AT JOBSITE
         --------------------

         8.1 WORKING DOCUMENTS. The Developers shall maintain a system of control to ensure that the Developers personnel are at all times working with the current drawings, specifications, shop drawings and other necessary data.

         8.2 RECORD DOCUMENTS. The Developers shall maintain at the Jobsite one separate record copy of all Contract Documents, addenda, shop drawings, and other modifications thereto, all in good order and marked to record actual as-built conditions. The actual as-built conditions shall be noted by redline marking of blueline copies of drawings and by neat notations in the margins of specifications and other documents. The completed set of record documents, accurately annotated to reflect actual as-built conditions, shall be submitted to Owner by Developers upon completion of the Work and prior to Developers' request for Final Payment.

9.0      BRAND NAME OR EQUAL
         -------------------

         9.1 Wherever in the Drawings and Specifications a particular brand or make of materials or equipment is specified or shown, any other brand or make which, in the reasonable opinion of Owner, is equal to that specified or shown, may be substituted. Developers must obtain Owner's written approval prior to making any substitution, which approval shall not be unreasonably withheld or delayed.

10.0     SUPERVISION BY DEVELOPERS
         -------------------------

         10.1 Developers shall retain at the Jobsite sufficient supervisory personnel to timely meets its obligations under this Agreement, which personnel shall include at all times a competent Project director satisfactory to Owner. Owner approves Scott Hollinger as an acceptable Project director. This Project director shall represent Developers at all times and shall have full and complete authority in writing (in the form of a corporate resolution or other acceptable document) to act on behalf of and to bind Developers in all matters pertaining to this Agreement. All instructions, directions, notices and writings given to Developers' Project director shall be as binding as if given to Developers. Developers' Project director or key personnel shall not be changed, except with the prior written consent of Owner, which consent shall not be unreasonably withheld or delayed. Developers' senior management shall give the Work such personal supervision as may be necessary. If reasonably required by Owner in the event of the inadequate performance of Developers hereunder, Developers will provide additional management supervision, all at no additional expense or cost to Owner.

         10.2 The Developers shall be solely responsible for supervision of the Work, shall give the Work the constant attention necessary to ensure the expeditious and orderly progress thereof, and Developers and Owner shall reasonably cooperate with each other in every way possible with respect to the Work.

         10.3 Developers shall allow only its authorized employees, Design Professionals, and Contractors and Subcontractors on the Jobsite. Any employee of Developers designated by Owner shall be removed from the Jobsite immediately upon Owner's request based on reasonable cause, and shall be promptly replaced by Developers at no extra expense to Owner and Developers shall hold Owner harmless on account of such action.

11.0     EMPLOY COMPETENT WORKERS
         ------------------------

         11.1 The Developers shall employ only competent workers, Design Professionals, Contractors and Subcontractors on the Jobsite and in connection with the Work and shall not employ workers or means which may be reasonably likely to cause strikes, work stoppages or any disturbances by workers employed by Developers, Contractors and Subcontractors or Owner.

         11.2 In the event of any actual or threatened labor disputes or delays, Developers shall immediately give Owner notice thereof, and shall take such actions as reasonably possible to avoid delays to the Work. The Developers shall comply with all local, state and national laws, ordinances, and regulations regarding the employment of labor on the Jobsite and shall indemnify and hold Owner and Consulting Engineer harmless against any liability for its failure to so comply.

12.0     MATERIALS
         ---------

         12.1 PERMANENTLY INCORPORATED MATERIALS. Unless otherwise specified, all materials and equipment permanently incorporated in the Work shall be new, and shall be installed and prepared for use in accordance with the manufacturers instructions. The Developers shall, if requested by Owner, provide technical information regarding materials or equipment.

         12.2 OWNER-FURNISHED MATERIALS AND EQUIPMENT. If any materials or equipment are to be furnished by Owner for the Work, they will be so specified in this Agreement. It shall be the Developers' responsibility to receive, inspect, handle and store, protect and maintain, if necessary, all items of Owner furnished material or equipment until completion and acceptance of the Work in accordance with this Agreement. Owner-furnished items damaged or lost while in the Developers' custody shall be repaired or replaced by the Developers without additional cost to Owner.

13.0     WARRANTY OBLIGATIONS
         --------------------

         13.1 All guarantees and undertakings by Developers in favor of Owner shall apply to all materials, equipment or services as applicable, provided by either the Developers, its Design Professionals, its Contractors and Subcontractors or vendors of any tier or anyone directly or indirectly employed by any of them, to the same extent as if provided by Developers on a direct basis. Developers' guarantee/warranty obligations shall be as follows:

              a. Developers guarantees that its construction workmanship shall be first class in quality, free from faults and defects, and in conformance with good construction practices applicable to a first-class personal care home providing assisted living services. Developers further guarantees (i) that Developers shall at all times furnish efficient, business-like administration and supervise, direct, coordinate and perform the Work relating to construction using the best practices of the industry and (ii) that such Work shall be in full compliance with the requirements of this Agreement, and in compliance with all applicable laws, codes and regulations.

              b. Developers further guarantees that all materials, equipment and supplies incorporated into the Work shall be new, first class in grade and quality in accordance with the Plans and Specifications, and shall be fit for its intended purpose. Developers agrees to pass on and assign to Owner, all manufacturers warranties and to prosecute the enforcement thereof in cooperation with Owner.

              c. Developers warrants that (i) Developers, its Design Professionals, and its Contractors and Subcontractors are experienced, qualified and, where required by law, licensed to perform their respective portions of the Work; (ii) the design of the Work will be in accordance with all agreed upon Project requirements, and all applicable Governmental Requirements; and (iii) Developers will be responsible for all errors and omissions in the documents evidencing the design of the Project, including the Drawings and Specifications. Owner's review and approval of drawings or other submittals shall not relieve or discharge the Developers either expressly or by implication from any responsibility under this provision.

              d. Upon receipt of written notice of defect(s) by Owner at any time during the Warranty Period (as defined below), Developers shall, at no cost to Owner, promptly furnish and provide all labor, equipment, materials and other services at the Jobsite and elsewhere as may be necessary to correct such defect(s) and cause the Work to fully conform with the foregoing guarantees and warranties. If the Developers is required to repair or replace any equipment, material or component of the Work after the date of Final Completion, then the Developers' warranty with respect to such equipment, material or component of Work shall extend for a period of one (1) year from the date of completion of such repair or replacement.

              e. In the event Developers fails to correct any warranty defect, or fails to promptly commence correction to Owner's reasonable satisfaction, within seven (7) calendar days of receipt of Owner's written notice, Owner shall have the right without any further notice to correct or arrange for the correction of such defects at the Developers' sole risk and expense. Developers shall bear all costs of correcting such defective Work, including but not limited to compensation for and the cost of all necessary materials and services. Owner shall be entitled to offset all costs incurred for any such corrective work against any funds which are otherwise due or which may become payable to the Developers. If no monies are then due to Developers hereunder, Developers shall be responsible to pay all costs incurred by Owner in connection with correcting the Work.

              f. Owner may, in its sole discretion, elect to accept a part of the Work which is not in accordance with the requirements of this Agreement or the Drawings and Specifications. In such case, the Contract Sum shall be reduced as appropriate and equitable.

Owner's acceptance of any nonconforming Work shall not waive or otherwise affect Owner's right to demand that Developers correct any other defects or areas of nonconforming Work.

              g. Nothing contained in this Article dealing with warranties shall be construed as limiting any expressed or implied rights or remedies of Owner provided under this Agreement.

              h. Developers' guarantees and warranties set forth in this Article shall extend for One (1) Year following the date of Final Completion (the "Warranty Period"):

              i. Developers' warranty obligations as stated herein shall survive any termination of this Agreement.

              Developers acknowledges that its obligations under the Contract Documents, including, but not limited, to the warranty provisions hereof are independent of and not in any way conditioned by the rights, remedies or obligations of the parties under the Lease.

14.0     INDEMNIFICATION BY DEVELOPERS
         -----------------------------

         14.1 To the full extent permitted by law, Developers hereby agrees to indemnify and hold all Indemnitees harmless from and against any and all claims, liabilities, losses, damages, costs or expenses, including reasonable attorneys fees whether or not an action is actually commenced, whether incurred before, during or trial, upon any appellate level, in any arbitration, mediation or administrative proceeding or in any proceeding in bankruptcy or insolvency, to the extent caused by, resulting from or arising out of the negligent acts, errors, omissions, willful misconduct or the breach of contract by Developers, their Contractors and Subcontractors, Design Professionals or vendors of any tier, or any one directly or indirectly employed by any of them, or anyone for whose acts any of them may be legally responsible. Such indemnity obligations shall include, but not be limited to the following:

              a. All claims, liabilities, losses, damages, costs or expenses relating to (i) bodily injury to, illness or death of any persons (including the employees of the Indemnitees), including but not limited to: any such injury resulting from (a) the use of scaffolding, hoists, cranes, pile drivers or any other equipment used on the Work; or (b) from the failure to properly provide and maintain the protective measures required by applicable laws or this Agreement; and (ii) all damages to or loss of any existing property, including the property of the Indemnitees which shall include, but not be limited to, equipment, tools, facilities and structures, underground utilities and conditions, landscaping, and signage and which shall include lost revenues resulting from such loss or damage to the property of any of the Indemnitees.

              b. All liability, loss and expense including reasonable attorneys fees and costs in all proceedings and at levels specified in Paragraph 14.1 arising, in whole or in part, by reason of claims by Governmental Authorities or others (including Developers' Contractors and Subcontractors, Design Professionals, and Consulting Engineer) of any actual or asserted

Developers' failure to comply with any law, ordinance, regulation, rule or order of any governmental body, including those relating to the remediation, transportation and disposal of Hazardous Materials, including without limitation actual or asserted failure of Developers to pay taxes, duties, or fees, or to comply with employee safety regulations or with the Jobsite safety rules.

              c. All claims, demands, causes of action, loss, expense and liability on account of actual or alleged contamination, pollution, or public or private nuisance, arising directly or indirectly out of the acts or omissions of Developers or its Design Professionals, Contractors and Subcontractors or suppliers in the performance of the Work.

              d. All claims, demands, causes of action, loss, expense and liability arising out of a breach by Developers of this Agreement or any warranties, guarantees and representations contained herein, including, without limitation, the performance, construction and design of the Work.

              e. All claims, demands, causes of action, loss, expense and liability arising out of Developers' failure to pay any of its suppliers, Design Professionals, Contractors and Subcontractors provided Owner properly performs hereunder.

              f. All claims, liabilities, losses, damages, costs and expenses relating to damage to or loss of the Work during the course of construction however such loss or damage shall occur, including, but not limited to, all costs for repair or replacement of any work, material, equipment or supplies (whether in transit or in storage either on-Jobsite or off-Jobsite) which are lost, stolen, damaged or destroyed prior to either (i) the date of Final Completion or (ii) Owner's physical possession of the completed Project net of insurance proceeds paid to Owner.

              g. All claims, demands, causes of action, loss, expense and liability relating to the physical loss of or damage to or theft of any tools, equipment and vehicles used during the course of the Work whether owned or leased by Developers, its Design Professionals or Contractors and Subcontractors or vendors of any tier or anyone directly or indirectly employed or hired by any of them.

              h. All claims, demands, causes of action, loss, expense and liability, including without limitations, any fines, penalties, interest, or punitive damages, directly or indirectly relating or pertaining to or arising or resulting from the leasing of the Project or any of its units.

              i. Developers agrees to and does hereby assume on behalf of the Indemnitees the defense and control of all claims, demands and lawsuits brought against the Indemnitees which arise out of the Developers' indemnity obligations. Promptly after the assertion by any party of any claim against any Indemnitee that, in the judgment of such Indemnitee, is a claim for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to Developers a written notice describing in reasonable detail such claim and Developers shall assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnitee, and the payment of expenses), unless such claim relates to a defense which Owner considers relevant to Owner's business as a whole (limited to the ownership, leasing or operating the Project) in which case Owner may defend the claim at the expense of Developers. Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of Developers unless (i) Developers shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, or such claim relates to a defense which Owner considers relevant to Owner's business as a whole (limited to the ownership, leasing or operating the Project), (ii) the employment of such counsel has been specifically authorized in writing by Developers, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and Developers and such Indemnitee shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnitee or Developers which are not available to, or the assertion of which would be adverse to the interests of, the other party. Developers shall not be liable to indemnify any Indemnitee for any settlement of any such action or claim effected without the consent of Developers, which shall not be unreasonably withheld, but if settled with the written consent of Developers, or if there be a final judgment for the plaintiff in any such action, Developers shall indemnify and hold harmless each Indemnitee from and against any loss or liability by reason of such settlement or judgment. The provisions of this Section shall survive the termination or expiration or earlier termination of this Agreement.

              j. The Developers' indemnity obligations set forth in this ARTICLE 14 shall apply irrespective of whether or not Developers, or its Design Professionals, Contractors and Subcontractor or vendors of any tier obtains or fails to obtain insurance coverages as required in these General Conditions and in this Agreement and shall survive any termination of this Agreement.

15.0     SCHEDULES AND REPORTS
         ---------------------

         15.1 The Developers shall prepare detailed construction schedules, and such other reports as Owner may reasonably require. The aforesaid schedules shall be prepared and submitted within ten (10) days of the execution of this Agreement and shall be revised on a monthly basis, unless otherwise specified, to reflect actual conditions at the Jobsite. In addition, the Developers shall prepare such material test reports and other reports required by the Drawings and Specifications. All schedules and reports shall be submitted to the parties and addresses designated by Owner.

16.0     INTENTIONALLY OMITTED
         ---------------------

17.0     FORCE MAJEURE
         -------------

         17.1 Force Majeure means an occurrence described herein which affects the respective duties and obligations of the parties hereunder and which duties and obligations shall be suspended while and so long as performance thereof is prevented or impeded. A Force Majeure occurrence means, among other things, civil disturbances, riots, fire, weather which is both severe and unusual, governmental action, war acts, or acts of God, which occurrence is beyond the reasonable control of the party from whom the performance was due (but does not include the failure to obtain Permits or Assisted Living Permits or comply with Governmental Requirements); provided, however, that such party uses its best efforts and acts in good faith to avoid or overcome the impediment.

         17.2 Any delays in or failure of performance by either party arising from a Force Majeure shall not constitute default hereunder or give rise to any claim for damages if caused by and to the extent caused by Force Majeure occurrences. The foregoing shall not be considered a waiver of either party's obligations hereunder including the obligation of the Developers to fund excess costs as provided in SECTION 5.A of the Agreement, nor shall it apply to the payment of monies due for services already performed or materials purchased nor for those activities to be continued during the Force Majeure occurrence. Any excess costs arising due to Force Majeure will be defined as Excess Project Costs for the purposes of Section 21.2 of the Lease.

         17.3 In the event of such Force Majeure occurrences, an equitable adjustment shall be made in the Substantial Completion Date or Final Completion Date, as the case may be, but in no event shall the Substantial Completion Date be extended for a period of more that sixty (60) days in the aggregate nor shall the Final Completion Date be extended for more than sixty (60) days in the aggregate.

18.0     INTENTIONALLY OMITTED

19.0     EXPEDITING PROCUREMENT
         ----------------------

         19.1 Upon request, Developers shall furnish Owner copies of all of Developers' purchase orders and contracts or subcontracts for materials, equipment, or services. In each instance where Developers is unable to furnish third-party materials, equipment, or work at a rate which will permit Developers to meet the schedule and/or any of the completion dates, and if Developers is then or thereby becomes in Default under this Agreement, Developers shall immediately give Owner written notice of such circumstances. Owner, or its authorized representative, shall have the option to expedite the purchase and delivery of such items to the extent the Consulting Engineer reasonably certifies that such action is necessary to complete the Work by the Substantial Completion Date. Developers' purchase orders shall contain a clause informing its suppliers of this option. Should Owner be required to purchase any items which should have been furnished by Developers, Owner shall deduct from the Contract Sum any such items plus any reasonable transportation expenses and administrative costs in connection therewith.

         19.2 Expediting by Owner of Developers' suppliers, Contractors and Subcontractors shall not relieve Developers of its duty to expedite its own purchase orders, and that of its Contractors and Subcontractors nor shall it relieve Developers from any other obligations.

20.0     CHANGES
         -------

         20.1 Developers, but not the Owner, may request that changes be made in the Work; provided, however, that the Developers can make change orders for up to $10,000 per change order, but not more than $70,000 in the aggregate, without the prior written consent of Owner. Such request from Developers to Owner shall specify the change in plans, specifications, procedures, time, sequence, or other requirements of this Agreement, and specify whether such change will delay the completion of the Work beyond the Substantial Completion Date. Developers agrees that to the extent there are any deficiencies in the Plans and Specifications in order to meet the requirements for a Certificate of Occupancy and operation of the Project as a personal care home providing assisted living services, the Developers shall be responsible for all costs associated with any necessary changes to the Plans and Specifications and the Work.

         20.2 No adjustment in price or time of performance shall be made for changes in arrangement, aesthetics, substitution of equivalent materials or equipment or other changes, unless such changes materially increase or reduce Developers' cost of performing the Work or extend the time that Developers' equipment and forces are required to be engaged in performing the Work.

         20.3 INTENTIONALLY OMITTED

         20.4 The method of determining the equitable adjustment shall be specified, and, if possible, the price fixed at the time of the issuance of written direction for the change. Unless a lump sum or other method of pricing is established by agreement, Owner may direct determination of the equitable adjustment in price, whether an increase or decrease, by any of the following methods: (a) agreed or established fixed unit prices, or (b) cost.

         20.5 If the cost method is directed by Owner, the adjustment will be based on the cost of the change in the Work using the formula established in this Agreement, or if not established herein, by other agreement.

         20.6 In the absence of agreement, Developers shall be paid all actual, direct additional costs incurred, without allocation of general and administrative expense. The costs from any Contractors or Subcontractors must be reasonable and are subject to the approval of Owner.

         20.7 In case of deletion or reduction of the Work by such change, Developers shall not be entitled to anticipated contribution to home office overhead and profit from any portion of the Work not performed.

         20.8 Developers shall maintain and furnish and shall cause its Contractors and Subcontractors to maintain and furnish Owner accurate and detailed records segregating the cost of the change in the Work. The records shall include, at a minimum, the names and classifications of workers employed, the description and nature of the work performed, the hours worked, the materials and plant equipment incorporated into the Work and the machinery, equipment and other things utilized, if any.

         20.9 Should Developers receive, accept, and act upon any change not given in accordance with the terms of this Article, Developers does so at its own risk and all claims by Developers for payment by Owner for such work shall not be valid unless otherwise agreed to by Owner in writing.

21.0     PROTECTION OF WORK; REGULATIONS
         -------------------------------

         21.1 In the performance of this Agreement, the Developers shall, at all times, exercise every reasonable precaution to protect, preserve, and prevent from accident, damage, and injury arising out of the Work, all persons and property, including the Work and any existing structures. Developers shall have complete responsibility for the Work and the protection thereof, and for preventing injuries to person and damage to the Work and property and utilities of or about the Work. The Developers shall, in addition, comply with all regulations of any applicable federal or state Occupational Safety and Health Act (OSHA), rules or regulations, and any special safety and health regulations as may reasonably be issued by Owner.

         21.2 Developers shall design, furnish, and erect or cause to be designed, furnished and erected, such barricades, fences, and railings; give such warnings; display such lights, signals, and signs; exercise such precautions against fire; adopt and enforce such rules and regulations, and take such other precautions as may be reasonably necessary, desirable or proper.

         21.3 Developers shall promptly report in writing to Owner all accidents howsoever arising out of or in connection with the performance of this Agreement, whether on or adjacent to the Jobsite, which result in death, injury, or property damage, giving full details and statements of witnesses. In addition, if death or serious injury or serious damage is caused, the accident shall be reported immediately to Owner.

         21.4 If any claim is made by any third person against the Developers or its suppliers, Contractors or Subcontractors on account of any accident at the Project or arising out of or in connection with the performance of this Agreement, the Developers shall promptly report the fact in writing to Owner, giving full details of the claim.

         21.5 It shall be the exclusive responsibility of Developers to cause its Contractors and Subcontractors to comply in full with the requirements of this Article.

22.0     PARTIAL OCCUPANCY AND USE
         -------------------------

         Owner shall have the right to take possession of any substantially completed portion of the Work so long as Owner has accepted such portion of the Work as satisfying Substantial Completion and any such possession shall not hinder timely completion of the Work. Such partial occupancy and use shall not imply final acceptance by Owner of such portion nor shall it relieve Developers of the obligation to complete all of the Work strictly in accordance with the requirements of this Agreement.

23.0     COOPERATION WITH OTHERS
         -----------------------

         23.1 Developers and Owner shall fully cooperate with the Design Professionals, Consulting Engineer and all Contractors and Subcontractors on the Jobsite and Developers shall carefully coordinate its own work with such other work. Developers shall not permit any act which will interfere with the performance of work by any other parties on the Jobsite.

24.0     INTENTIONALLY OMITTED
         ---------------------

25.0     INSPECTION
         ----------

         25.1 All materials, equipment, and work shall be subject to inspection at all times by Owner or any agents appointed by Owner including but not limited to the Consulting Engineer.

         25.2 No Work shall be covered until inspected and released in accordance with established inspection procedures of relevant Governmental Authorities. All Work covered prior to inspection shall be uncovered and exposed by Developers for inspection on request of Owner; provided that the cost of such inspection, uncovering and (if applicable) remediation shall be borne by Developers if the results of such inspection disclose that the Work fails to comply the Plans and Specifications and Governmental Requirements; otherwise Owner shall bear such cost.

         25.3 For inspection of materials, equipment, or work away from Jobsite, where specified, it is Developers' responsibility to notify Owner in a reasonable time as to where such materials, equipment, or work are being produced or performed, and when they will be ready for inspection.

         25.4 Inspection by Owner or its agents, shall not relieve Developers from its responsibility of furnishing materials, equipment, and work strictly in accordance with the Drawings and Specifications; nor shall it relieve Developers from its responsibilities and guarantees for materials, equipment and workmanship. Neither shall such inspection, interim or final, nor failure to detect defective materials, equipment, or workmanship constitute acceptance of such materials, equipment, or workmanship. Furthermore, payment to Developers by Owner shall not constitute acceptance.

         25.5 Owner reserves the right to waive inspection at any time or point without prejudice to its right, at its own cost, to pass on acceptability of materials, equipment and work at a later time.

         25.6 Developers acknowledges that the Inspection Fee for Owner's Consulting Engineer is included in the Budget and can be advanced directly by Owner to the Consulting Engineer monthly without notice to Developers. Developers shall be responsible for the fees and expenses of the Consulting Engineer.

26.0     TESTS
         -----

         26.1 Developers shall provide for such tests as are required by the Drawings and Specifications, or Governmental Requirements applicable to the Work, and provide Owner with reasonable advance notice of such tests. Owner may elect to be present during any tests and shall be entitled to copies of all test results. Developers shall provide all necessary materials, labor, apparatus, etc. required to perform all tests.

27.0     CLEANUP
         -------

         27.1 Developers shall keep the Jobsite and the vicinity of the Work clear of debris and rubbish. Developers shall remove all rubbish and debris from time to time and at the completion of the Work. Developers shall maintain the Jobsite and the vicinity of the Work clean, in good condition, and ready for use. Developers shall promptly clean all debris from the Jobsite.

28.0     CONTRACTING, SUBCONTRACTING AND PUBLICITY
         -----------------------------------------

         28.1 Developers will provide Owner with a list of all Contractors and Subcontractors providing labor, materials or services to the Project. It is understood and agreed that Developers shall use the form of contract approved by Owner and attached hereto as EXHIBIT K and shall obtain Owner's written approval prior to making any changes therein that would materially change the contract, except for items related to insurance and indemnification, which shall not be changed. Contracting of any nature by Developers shall not relieve Developers of its duties, obligations, responsibilities, guarantees, or liabilities under this Agreement or create any contractual relationship between Contractors and Subcontractors and Owner.

         28.2 The Developers and Owner agree that neither will use the name of the other in any advertising or publicity of any kind without the other party's prior approval, except that Owner or Developers may identify Developers, Owner and/or the Project in connection with negotiations for financing relative to the Project and promotional materials of Owner or Developers. Developers and Owner each agree that proprietary or financial information of the other shall be held in confidence and not disclosed to third parties, provided Owner shall be entitled to disclose such materials to rating agencies, government agencies, assignees, mortgagees of the Project, and financial, legal and accounting consultants.

29.0     LIENS
         -----

         INTENTIONALLY DELETED

30.0     TERMINATION FOR CAUSE
         ---------------------

         30.1 Should the Developers (i) fail in any respect to prosecute the Work with promptness and diligence, all in Owner's reasonable judgment, following ten (10) business days written notice from Owner, setting forth in reasonable detail such failure or (ii) become bankrupt or insolvent or go or be put into liquidation or dissolution, either voluntarily, or involuntarily, or petition for an arrangement or reorganization under the Federal Bankruptcy Code, or make a general assignment for the benefit of creditors or otherwise acknowledge insolvency (and, in the case of involuntary bankruptcy action, if such filing or petition is not discharged within 90 days) or should a Default under ARTICLE 36 occur:

              a. Owner may take whatever action it deems reasonably necessary to cure such default and charge the entire cost thereof to the Developers in which event said cost shall be deducted from any monies due or to become due to the Developers under this Agreement. Owner will have no obligation to provide notice of default or allow for any cure period other than as specifically set forth in this Agreement; or

              b. Owner may, at its election, terminate the Work of the Developers temporarily, partially or completely, and take over the same, including all materials, tools, and equipment to the Jobsite, and complete the Work. If this occurs, the Developers shall not be entitled to receive any further payment until the Work hereunder shall have been wholly finished. If the costs, expenses, losses, damages, reasonable attorneys fees and other charges, together with all payments theretofore made to or for the account of the Developers, shall exceed the sum which would have been payable under this Agreement if the Work had been performed and completed by Developers, the Developers shall pay the amount of the excess to Owner. Developers shall be entitled to payment for Work completed pursuant to this Agreement prior to its default hereunder, provided, however, that if the cost of completion of the Work by Owner is less than the unpaid portion of the Contract Sum, the Owner will not be responsible to pay any monies in excess of any sums advanced to complete the Work; or

              c. Owner may terminate the Agreement and pursue all available legal and equitable remedies (except provisions which relate to Developers' warranty and indemnity obligations hereunder which shall survive such termination).

              d. Notwithstanding the above terms of Article 30.1, upon written notice provided to Owner not more than ninety (90) days, but not less than fifteen (15) days, prior to the Substantial Completion Date, Developers may extend the Substantial Completion Date (and thereby the Final Completion Date) by six (6) months (180 days) (the "Extended Completion Date") provided (i) on the first day of the six month extension period and on each of the next five (5) thirty day anniversaries thereafter, Developers shall make those payments of Base Rent (as defined under the Lease) and Additional Rent (as defined under the Lease) to Owner which would be required of Developers (as defined under the Lease) if the Lease were then in effect; (ii) no Default exists on the first day of the six (6) month extension period; and (iii) up to $180,000 of the Letter of Credit in total may be used to fund such lease payments. Upon receipt of any notice of extension from Developers, Owner agrees to promptly calculate and inform Developers of all amounts due under this Section 30.1(d); Developers agrees to pay all amount due hereunder within five (5) days of receipt of such calculation. The parties acknowledge that Owner will incur additional costs and expenses and will lose significant revenues as a result of Developers' failure to timely perform hereunder. Accordingly, the parties agree that this provision is intended to compensate Owner and is not intended as a penalty. If Developers exercises their rights under this Section and makes draws under the Letter of Credit then the provisions of Section 27 of the Agreement shall apply as to the restoration of the Letter of Credit to $625,000 less any Start-Up Cost Amounts.

         Notwithstanding the above, Developers shall have the right to provide such extension notice to Owner at any time where the Consulting Engineer shall certify to Owner that the Work is not capable of Final Completion by the Final Completion Date.

31.0     INTENTIONALLY OMITTED
         ---------------------

32.0     PROGRESS PAYMENTS AND FINAL PAYMENT
         -----------------------------------

         32.1 CONTRACT SUM.

              32.1.1 The Contract Sum is stated in this Agreement and, including authorized adjustments thereto and the Developers' Fee, is the total amount payable by the Owner to the Developers for the performance of the Work under this Agreement.

         32.2 BUDGET.

              32.2.1 All applications for Payment of the Contract Sum (the "Application for Payment") by the Developers shall be based on the values allocated to the various portions of the Work as set forth in the Budget. This Budget shall be used only as a basis for the Developers' Applications for Payment.

         32.3 APPLICATION FOR PAYMENT.

              32.3.1 On or before the 15th day of each month, the Developers shall submit to the Consulting Engineer an itemized Application for Payment for Hard Costs and, if applicable, submit to Owner an itemized Application for Payment for Soft Costs, notarized if required, supported by such data substantiating the Developers' right to payment as the Owner may require, and reflecting the appropriate percentage. The Developers' Application for Payment shall:

              32.3.1.1 Reflect the Budget of values for Work.

              32.3.1.2 Be numbered sequentially.

              32.3.1.3 Be submitted to the attention of Consulting Engineer (as to Hard Costs) and Owner (as to Hard Costs and Soft Costs).

              32.3.1.4 Reflect the proper Retainage.

              32.3.1.5 Be submitted on a monthly basis by the 15th day of each month.

              32.3.1.6 Be accompanied by other supporting documentation as Owner may reasonably require.

              32.3.1.7 Each Application for Payment submitted by Developers shall be accompanied by an executed copy of a lien waiver in form and content satisfactory to Owner executed by each Design Professional, Contractor and Subcontractor, or other potential lien or reflecting payment in full for all services rendered or materials provided or labor performed through the date of the Application for Payment for the previous months.

         32.3.2 Payments will only be made on account of materials or equipment not incorporated in the Work but delivered and suitably stored at the Jobsite, if approved in advance in writing by the Owner. Payments may be made for material or equipment stored at some other location. Payment for materials or equipment stored on the Jobsite or at another location shall be conditioned upon submission by the Developers of bills of sale or such other procedures satisfactory to the Owner to establish the Owner's title to such materials or equipment or otherwise protect the Owner's interest, including applicable insurance.

         32.3.3 The Developers warrants that title to all Work, materials, services and equipment covered by an Application for Payment will pass to the Owner either by incorporation in the construction or upon the receipt of payment by the Developers, whichever occurs first, free and clear of all liens, claims, security interests or encumbrances, and that no Work, materials, services or equipment covered by an Application for Payment will have been acquired by the Developers, or by any other person performing Work at the site or furnishing materials and equipment for the Project, subject to an agreement under which an interest therein or an encumbrance thereon is retained by the seller or otherwise imposed by the Developers or such other person.

         32.4 CERTIFICATE FOR PAYMENT.

              32.4.1 On all Applications for Payment of Hard Costs, Consulting Engineer will, within fifteen (15) days after the receipt of the Developers' Application for Payment, either issue a "Certificate for Payment" to the Owner, for such amount as the Consulting Engineer determines is properly due, or notify the Owner in writing (the "Notice of Denial") his reasons for withholding a Certificate of Payment as provided in Subparagraph 32.6.1, in each case providing a copy of such Certificate for Payment or Notice of Denial to Developers.

              32.4.2 The issuance of a Certificate for Payment will constitute a representation by the Consulting Engineer to the Owner, based on his observations at the Jobsite and the data comprising the Application for Payment, that the Work has progressed to the point indicated; that, to the best of his knowledge, information and belief, the quality of the Work is in accordance with the Contract Documents subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to the results of any subsequent tests required by or performed under the Contract Documents, and to minor deviations from the Contract Documents correctable prior to completion) and that the Developers is entitled to payment in the amount certified. However, by issuing a Certificate for Payment, the Consulting Engineer shall not thereby be deemed to represent that he has made exhaustive or continuous on-site inspections to check the quality or quantity of the Work or that he has reviewed the construction means, methods, techniques, sequences or procedures, or that he has made any examination to ascertain how or for what purpose the Developers has used the moneys previously paid on account of the Contract Sum.

              32.4.3 No Certificate of Payment shall be necessary for Applications for Payment of Soft Costs, which shall be paid by Owner in the manner and within the time provided below.

              32.4.4 Notwithstanding anything contained herein, if at any time, the Consulting Engineer denies issuance of a Certificate of Payment based upon inclusion of particular items, Developers may accept payment of nondisputed items and withdraw its request for Payment only as it relates to disputed items. Developers may resubmit disputed requests for Payments or withdraw requests for Payment.

         32.5 PROGRESS PAYMENTS.

              32.5.1 After the Consulting Engineer has issued a Certificate for Payment, the Owner shall make payment in the manner and within the time provided below. Owner shall not be required to make any payments hereunder unless Developers simultaneously delivers to Owner a lien release covering the period related to such payment (which release may be conditional upon the receipt of payment), together with lien releases from all persons and entities providing labor services or materials to the Project through the date of the previous payments, together with such affidavits as Owner may require pursuant to the Pennsylvania construction lien laws, and otherwise satisfies the requirements of this Agreement.

              32.5.2 The Developers shall promptly pay all Design Professionals, Contractors and Subcontractors, upon receipt of payment from the Owner, out of the amount paid to the Developers on account of such Design Professional's, Contractor's or Subcontractor's work, the amount to which said Design Professional, Contractor or Subcontractor is entitled, reflecting the percentage actually retained, if any, from payments to the Developers on account of such Contractor's or Subcontractor's work. The Developers shall, by an appropriate agreement with each Design Professional, Contractor or Subcontractor, require each Design Professional, Contractor or Subcontractor to make payments to his subcontractors in a similar manner.

              32.5.3 No Certificate for a Payment, nor any Payment, nor any partial or entire use or occupancy of the Project by the Owner, shall constitute final acceptance of any Work not in accordance with the Contract Documents.

              32.5.4 Based upon Applications for Payment submitted to the Owner by the Developers and Certificates for Payment issued by the Consulting Engineer, if applicable, the Owner shall make progress payments on account of the Contract Sum to the Developers as provided below and elsewhere in the Contract Documents.

              32.5.5 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month.

              32.5.6 Provided an Application for Payment is received by the Owner and Consulting Engineer, if applicable, not later than the fifteenth
(15th) day of a month, the Owner shall make payment of any undisputed portion to the Developers not later than the fifteenth (15th) day of the following month. If an Application for Payment is received by the Owner after the application date fixed above, payment of any undisputed portion shall be made by the Owner not later than thirty (30) days after the receipt of such Application for Payment.

              32.5.7 Each Application for Payment shall be based upon the Budget, as may be reallocated from time to time as provided herein.

              32.5.8 Applications for Payment shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment.

              32.5.9 Subject to the provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

              32.5.9.1 Take that portion of the Contract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the total Contract Sum allocated to that portion of the Work in the Budget, less the appropriate Retainage. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute may be included as provided in Article 20 of the General Conditions even though the Contract Sum has not yet been adjusted by Change Order.

              32.5.9.2 Add that portion of the Contract Sum properly allocable to materials and equipment delivered and suitably stored for subsequent incorporation in the completed construction if approved in advance by the Owner, less the appropriate Retainage.

              32.5.9.3 Subtract the aggregate of previous payments made by the Owner; and

              32.5.9.4 Subtract amounts, if any, for which the Owner has withheld Payment or the Consulting Engineer has withheld or nullified a Certificate for Payment, as provided in Paragraph 32.6 of the General Conditions.

         32.6 PAYMENTS WITHHELD.

              32.6.1 The Owner may withhold payment on any Application for Payment of Soft Costs if in Owner's judgment the Payment is not properly due hereunder. The Consulting Engineer may decline to certify payment and may withhold his Certificate of Payment in whole or in part, to the extent reasonably necessary to protect the Owner, if in his opinion he is unable to make representations to the Owner as provided in Subparagraph 32.4.2. If the Consulting Engineer is unable to make representations to the Owner as provided in

Subparagraph 32.4.2 and to certify payments in the amount of the Application, he will notify the Developers as provided in Subparagraph 32.4. If the Developers and the Consulting Engineer cannot agree on a revised amount, the Consulting Engineer will promptly issue a Certificate for Payment for the amount for which he is able to make such representations to the Owner. The Consulting Engineer may also decline to certify payment or, because of subsequently discovered evidence or subsequent observations, he may nullify the whole or any part of any Certificate for Payment previously issued, to such extent as may be necessary in his opinion to protect the Owner from loss because of:

              a. defective Work not remedied,

              b. failure of the Developers to make payments properly to Design Professionals, or to Contractors and Subcontractors or to make payments for labor, materials or equipment, or

              c. reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum on or before the Final Completion Date.

              32.6.2 When the above grounds in Subparagraph 32.6.1 are removed (including payments by Developers pursuant to Section 5 of this Agreement), payment shall be made for amounts withheld because of them, unless Owner has elected to terminate this Agreement pursuant to the rights herein granted in the event of a Default by Developers.

         32.7 FAILURE OF PAYMENT.

              32.7.1 If the Owner does not pay the Developers within seven (7) days after the date established in the Contract Documents any undisputed amounts certified by the Consulting Engineer, then the Developers may, upon seven (7) additional days written notice to the Owner, stop the Work until payment of the amount owing has been received. In addition, if such failure is caused by Owner, then Owner shall be obligated to increase the Contract Sum for any costs associated with such delay plus an amount equal to the then current Prime Rate as announced in the Wall Street Journal plus 2% on such increase for the period from the end of such initial 7-day period and extend the Substantial Completion Date and Extended Completion Date, if applicable, for each day that Work has been stopped.

         32.8 SUBSTANTIAL COMPLETION.

              32.8.1 When the Developers considers that Substantial Completion of the Work has occurred, the Developers shall prepare for submission to the Owner a list of items to be completed or corrected (the "Punchlist"). The failure to include any items on such Punchlist does not alter the responsibility of the Developers to complete all Work in accordance with the Contract Documents. The Consulting Engineer will conduct an inspection within twenty days of Developers' submission of the Punchlist, and upon Consulting Engineer's determination that Substantial Completion of the Work has occurred, he will then prepare a Certificate of Substantial Completion which shall establish the date of Substantial Completion, and shall assess costs to complete each Punchlist item (the "Punchlist Costs").

              32.8.2 Upon Substantial Completion of the Work and upon application by the Developers and certification by the Consulting Engineer, the Owner shall make payment, if any, for such Work or portion thereof, as provided in the Contract Documents, subject to Developers' obligation to provide lien releases and affidavits as required hereunder, provided, however, that Owner may retain the lesser of the applicable portion of Retainage or the amount which is two (2) times the Punchlist Costs with respect to such portion of the Work.

         32.9 FINAL COMPLETION.

              32.9.1 Upon receipt of written notice from Developers that the Work has reached Final Completion and is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Consulting Engineer will within twenty days of Owner's receipt of such written notice make such inspection and make a determination whether Final Completion of the Project has occurred.

              32.9.2 Neither the Final Payment (as defined below) nor the remaining retained percentage shall become due until the Developers submits to the Consulting Engineer: (1) an affidavit that all payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or his property might in any way be responsible, have been paid or otherwise satisfied; (2) consent of surety, if any, to final payment; (3) all Contract Documents, including a complete set of as-built and record documents;
(4) such other data as the Owner reasonably may require establishing payment or satisfaction of all obligations of the Developers in connection with the Work including receipts of final satisfaction and releases and waivers of liens and releases of any and all claims by the Contractors and Subcontractors, conforming in all material respects with the laws of the state where the Project is located and evidencing performance of the Work in accordance with the Contract Documents; (5) a release of the Owner and any of its insurers who have insured the Project or any aspect thereof from and against any claims (except to the extent of any claims theretofore timely filed which are owing but unpaid) and a release of the Owner from and against any claims between the Developers and a separate contractor; (6) any governmental certificates required by the Contract Documents or otherwise to evidence compliance of the Developers and the Work with applicable laws, ordinances, rules, codes and regulations and the Contract Documents; (7) otherwise satisfies the requirements of Subsection 32.10.3; and
(8) warranties, guarantees, assignments thereof, and maintenance or other manuals, required by the Drawings and Specifications in the forms approved by the Owner, in favor of the Owner and such other persons as the Owner may direct. The submission of all of the foregoing is an express condition precedent to Contractor's entitlement to Final Payment. If any Design Professional, Contractor or Subcontractor refuses to furnish a release or waiver required by the Owner, the Developers may furnish a bond satisfactory to the Owner to indemnify him against any such lien. If such lien remains unsatisfied after all Payments are made, the Developers shall refund to the Owner all moneys that the latter may be compelled to pay in discharging such lien, including all costs and reasonable attorneys fees.

              32.9.3 Notwithstanding anything contained in these General Conditions, or elsewhere in this Agreement to the contrary, $195,000 of the $300,000 Developers' Fee shall be paid to Developers on the Letter of Credit Effective Date, $45,000 shall be paid in equal monthly installments over the twelve months immediately following the Letter of Credit Effective Date provided no Default occurs hereunder, and none of the $60,000 balance of the Developers' Fee as set forth in the Budget shall be deemed to be earned, due or payable, in whole or in part, until and unless the Developers has performed each and every one of its obligations hereunder in full and in accordance with the terms hereof and the Final Payment has been made by Owner. At such point and after deducting therefrom any and all amounts reasonably necessary to satisfy actual and potential claims, liabilities, damages, expenses and obligations not included in the Budget, any remaining unpaid balance of the said Developers' Fee that is due shall then be paid.

         32.10 CONDITIONS TO PAYMENTS.

              32.10.1 In addition to the other requirements of this Agreement, the following shall be conditions precedent to the initial Payment (the "Initial Payment") for Work under this Agreement:

              (a) INSURANCE POLICIES. Owner shall have received counterpart originals of each insurance policy (or satisfactory certificates of insurance) required under this Agreement. All such insurance policies shall be in form and substance, and in amounts, satisfactory to Owner, and shall be endorsed as required by this Agreement.

              (b) DRAWINGS AND SPECIFICATIONS. The Drawings and Specifications shall have been approved by Owner and authenticated by signatures of Developers, the Design Professional responsible for preparation on the Drawings and Specifications, the General Contractor or, the Consulting Engineer, and all Governmental Authorities having jurisdiction; one copy of the Drawings and Specifications, as so authenticated, shall have been delivered to Owner and the Consulting Engineer; and the Drawings and Specifications shall have been assigned to Owner.

              (c) PERMITS. All necessary building permits, other Permits and the Assisted Living Permits (other than the License which is not available until completion of the Improvements) and all other governmental and private authorizations and approvals necessary for construction and operation of the Improvements in accordance with the Drawings and Specifications and all Governmental Requirements shall have been obtained and copies thereof delivered to Owner and the Consulting Engineer.

              (d) PLANNING AND ZONING APPROVALS. Reasonably acceptable evidence as to any required planning and zoning approvals required in connection with the construction of the Project in accordance with the Drawings and Specifications and any Governmental Requirements shall have been issued by the Governmental Authorities having jurisdiction and furnished to Owner and Consulting Engineer.

              (e) ACCESS AND UTILITY AVAILABILITY. Owner shall have received reasonably satisfactory written evidence of the legal access and availability of utilities (including without limitation adequate water, storm water sewer, sanitary sewer, electricity and gas, if required by the Drawings and Specifications) adequate to serve the Project.

              (f) GENERAL CONTRACTOR. Owner shall have approved the General Contractor, the General Contractor's construction manager for the Project if any, and the General Construction Contract (and related construction documents and any construction manager agreement) if any, and such General Construction Contract shall have been assigned to Owner. Owner approves the General Contractor and Scott Hollinger, the construction manager of the General Contractor.

              (g) SUBCONTRACTORS. Developers shall have furnished to Owner a list of the names of all Major Subcontractors which have been identified, and Owner, in consultation with the Consulting Engineer, shall have approved all Major Subcontractors and the terms and conditions of their Major Subcontracts.

              (h) PAYMENT AND PERFORMANCE BONDS. Performance and labor and material payment bonds, in form and substance and from a company reasonably satisfactory to Owner, shall have been issued in respect of the full amount of the General Construction Contract, naming Owner as an obligee. In addition, the form and content of the dual obligee rider naming Owner as an obligee shall have been reviewed and approved by Owner, which approval shall not be unreasonably withheld or delayed.

              (i) MATERIALS. At the request of Owner or Consulting Engineer, which request shall specify where additional detail with respect to materials, equipment and maintenance of all materials required over and above that which is provided in the Plans and Specifications is needed, Developers shall have furnished Owner such information which shall be satisfactory to Owner and approved by the Consulting Engineer.

              (j) GOVERNMENTAL REQUIREMENTS. Developers shall have delivered to Owner evidence satisfactory to Owner demonstrating that the Project as designed and constructed in accordance with Governmental Requirements, the Drawings and Specifications, and operated for its intended use by Owner will qualify for and comply with all applicable Permits, Assisted Living Permits, and other Governmental Requirements necessary to operate the Project.

              (k) LETTER OF CREDIT. The Letter of Credit has been issued and is in full force and effect.

              (l) NO DEFAULT. There shall be no Default under this Agreement.

              (m) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Developers in the Lease Agreement and this Agreement shall be true and correct in all material respects on and as of such time with the same effect as though such representations and warranties had been made on and as of such time, except to the extent that such representations and warranties expressly relate to an earlier date.

              (n) NO ADVERSE CHANGE. There shall not have occurred any material and adverse change in any of the Developers' or any Guarantor's financial position since the Effective Date, nor any condition, event, or act that, in any case or in the aggregate, would materially and adversely affect Developers' or any Guarantor's ability to complete the construction of the Project in accordance with the Agreement, the Contract Documents and any Governmental Requirements.

              (o) CONSTRUCTION PROGRESS. The construction of the Project shall be proceeding in accordance with the Construction Schedule listed on EXHIBIT E attached hereto and made part hereof (the "Construction Schedule"), as may be revised from time to time as approved by Owner in its sole discretion, and the Drawings and Specifications, as determined by Owner and Consulting Engineer. If required by Owner, Owner shall receive a certification from the Consulting Engineer certifying that the construction of the Project to date has been completed in accordance with the Drawings and Specifications and all Governmental Requirements and that the construction is proceeding in accordance with the Construction Schedule.

              (p) CERTIFICATION OF CONSULTING ENGINEER. The Consulting Engineer shall have certified that they have no reason to believe the construction of the Project cannot or will not be completed in accordance with the Drawings and Specifications and the Substantial Completion Date. If the Consulting Engineer cannot make such a certification, whether by reason of changes in the Drawings and Specifications or for any other reason whatsoever, Consulting Engineer shall specify the nature of the problem and what would constitute an acceptable remedy and an estimate of the time and cost of such remedy and shall make such assessment immediately available to both Owner and Developers (the "Consulting Engineer's Assessment"). If Owner and Developers cannot resolve such matter within five (5) days of receipt of the Consulting Engineer's Assessment, Developers shall, before the Initial Payment is made by Owner, make a deposit with Owner in the amount requested by Owner or, with the consent of Owner, take such action as will justify a certification by the Consulting Engineer as herein required.

              (q) TITLE BRING TO DATE. The Title Company or an attorney licensed to practice law in the Commonwealth of Pennsylvania who has been approved by Owner in its reasonable discretion shall have issued a certificate confirming that it (he/she) has reviewed the Cumberland County Land Records and that no liens or other encumbrances have been recorded therein against the Land or the title to the Project since the date of the Title Insurance Policy or the latest certificate which shall have been submitted to Owner, as the case may be, except as may have been approved by Owner.

              (r) SURVEY. If requested by Owner, and at Owner's cost Developers shall provide Owner with a current survey of the Land, which survey must be satisfactory to Owner. Such survey shall show the location of the Improvements on the Land with relation to the boundary lines of the Land and all easements and set-back lines, shall be prepared by a registered engineer who shall guaranty thereon that such location is in compliance with all set-back lines and other applicable restrictions, and shall comply with the Owner's survey requirements. An original print of the Survey shall be supplied to the Title Company, and it shall be a condition precedent to making any subsequent Payment that the Title Company shall certify that the same discloses no violations, encroachments, or variations of set-back or other restrictions, except such which Owner may waive in writing.

              (s) POST CLOSING AGREEMENT. All requirements of the Post Closing Agreement executed on the Effective Date have been satisfied.

         32.10.2 In addition to the other requirements of this Agreement, the following shall be conditions precedent to each Payment other than the Initial Payment and the Final Payment:

              (a) REPRESENTATIONS AND WARRANTIES. As of the date any Payment is made, the representations and warranties made by the Developers in this Agreement shall be true and correct in all material respects on and as of such time with the same effect as though such representations and warranties had been made on and as of such time, except to the extent that such representations and warranties expressly relate to an earlier date.

              (b) NO DEFAULT. As of the date such Payment is made, no Default, nor any event that, with the passage of time or the giving of notice, or both, would become a Default, shall have occurred and be continuing.

              (c) NO ADVERSE CHANGE. There shall not have occurred any material and adverse change in Developers' or any Guarantor's financial position since the Effective Date, nor any condition, event, or act that, in any case or in the aggregate, would materially and adversely affect Developers' or any Guarantor's ability to complete the construction of the Project in accordance with the Drawings and Specifications and any Governmental Requirements.

              (d) CONSTRUCTION PROGRESS. The construction of the Project shall be proceeding in accordance with the Construction Schedule and the Drawings and Specifications, as determined by Owner and Consulting Engineer. As a condition to any Payment, Owner shall receive a certification from the Consulting Engineer certifying that the construction of the Project to date has been completed in accordance with the Drawings and Specifications and all Governmental Requirements and that the construction is proceeding in accordance with the Construction Schedule.

              (e) CERTIFICATION OF CONSULTING ENGINEER. The Consulting Engineer shall have certified that they have no reason to believe the construction of the Project cannot or will not be completed in accordance with the Drawings and Specifications and the Substantial Completion Date. If the Consulting Engineer cannot make such certification, whether by reason of changes in the Drawings and Specifications or for any other reason whatsoever, Consulting Engineer shall specify the nature of the problem and what would constitute an acceptable remedy and an estimate of the time and cost of such remedy and shall make such assessment immediately available to both Owner and Developers. If Owner and Developers cannot resolve such matter within five (5) days of receipt of the Consulting Engineer's Assessment, Developers shall, before the Payment is made by Owner, either (i) make a deposit with Owner in the amount requested by Owner or, with the consent of Owner, take such action as will justify a certification by the Consulting Engineer as herein required or (ii) direct Owner to draw up to 50% of the full availability under the Letter of Credit or the available amount (whichever is less) pursuant to the terms of
Section 27 of this Agreement.

              (f) TITLE BRING TO DATE. The Title Company or an attorney licensed to practice law in the Commonwealth of Pennsylvania who has been approved by Owner in its reasonable discretion shall have issued a certificate confirming that it (he/she) has reviewed the Cumberland County Land Records and that no liens or other encumbrances have been recorded therein against the Land or the title to the Project since the date of the Title Insurance Policy or the latest certificate which shall have been submitted to Owner, as the case may be, except as may have been approved by Owner.

              (g) SURVEY. If requested by Owner and at Owner's cost (except for the footing and foundation survey provided below) Developers shall provide Owner with a current survey of the Land, which survey must be satisfactory to Owner. All such surveys shall show the location of the Improvements on the Land with relation to the boundary lines of the Land and all easements and set-back lines, shall be prepared by a registered engineer who shall guaranty thereon that such location is in compliance with all set-back lines and other applicable restrictions, and shall comply with the Owner's survey requirements. As soon as the footings and foundations of each building or structure are in place, Developers shall deliver a survey to Owner showing the location thereof. At any time a survey is required from Developers, as aforesaid, an original print thereof shall be supplied to the Title Company, and it shall be a condition precedent to making any subsequent Payment that the Title Company shall certify that the same discloses no violations, encroachments, or variations of set-back or other restrictions, except such which Owner may waive in writing.

              (h) INSURANCE All insurance required by this Agreement shall be in full force and effect, and Owner shall have been provided with satisfactory evidence of such coverage in accordance with this Agreement.

              (i) BONDS IN EFFECT. Developers shall not have done and shall not have permitted anything to be done that would affect the coverage of any performance or labor and material payment bonds required by the terms of this Agreement, and Developers shall, upon demand of Owner, furnish a written statement from the bonding company assuring that such coverage continues in full force and effect.

              (j) PERMITS AND APPROVALS. The building and other Permits, Assisted Living Permits and all other governmental and private approvals and authorizations required or obtained under applicable law pertaining to the construction of the Project in accordance with the Drawings and Specifications and Governmental Requirements shall have been issued and continue in force and effect.

         32.10.3 In addition to the other requirements of this Agreement, the following shall be conditions precedent to the final Payment under this Agreement (the "Final Payment"), including the final installment of the Developer's Fee (except for the Post Final Payment Marketing & Operational Start-up Costs and Personal Property Costs (as defined below), which shall only be paid as provided in 32.12 below):

              (a) LIEN RELEASES AND WAIVERS. Final lien releases or waivers from the General Contractor, Design Professionals and all Contractors and Subcontractors, suppliers, and any other Person entitled to file a mechanic's lien with respect to the Project shall have been furnished to Owner in form and substance satisfactory to Owner and no mechanics' or materialmen's liens shall have been filed against the Project; provided, however, to the extent sums remain outstanding as a result of Punchlist items identified as provided in
Section 32.8 above, such lien releases or waivers may be conditioned upon or subject to payment of such outstanding sums only;

              (b) CERTIFICATES OF OCCUPANCY. Owner shall have received copies of the final, unconditional, permanent, certificates of occupancy issued by the appropriate Governmental Authorities for each building and for any other portion of the Project for which certificates of occupancy must be issued as a result of Governmental Requirements to enable the Project to open for business and accept residents.

              (c) PERMITS. All Permits and Assisted Living Permits necessary for the administration, operation, occupancy and use of the Project for its intended use shall be in full force and effect and free from default, condition, limitation, complaint or challenge by any governmental authority having jurisdiction and shall have been issued in the name of SCOSL or Balanced Care at Shippensburg, Inc.

              (d) SURVEY. If requested by Owner, Owner shall have received an updated as-built survey of the Project, in form and substance satisfactory to Owner. Such survey shall show the location of the Improvements on the Land with relation to the boundary lines of the Land and all easements and set-back lines, shall be prepared by a registered engineer who shall guaranty thereon that such location is in compliance with all set-back lines and other applicable restrictions, and shall comply with the Owner's survey requirements. An original print of the survey shall be supplied to the Title Company, and it shall be a condition precedent to making the Final Payment that the Title Company shall certify that the same discloses no violations, encroachments, or variations of set-back or other restrictions, except such which Owner may waive in writing.

              (e) TITLE BRING TO DATE. The Title Company or an attorney licensed to practice law in the Commonwealth of Pennsylvania who has been approved by Owner in its reasonable discretion shall have issued a certificate confirming that it (he/she) has reviewed the Cumberland County Land Records and that no liens or other encumbrances have been recorded therein against the Land or the title to the Project since the date of the Title Insurance Policy or the latest certificate which shall have been submitted to Owner, as the case may be, except as may have been approved by Owner.

              (f) INSURANCE. All insurance required to be maintained pursuant to this Agreement, including without limitation "All-Risk" property insurance shall be in full force and effect and copies of such policies or certificates with respect thereto shall have been delivered to Owner.

              (g) NO DEFAULT. No Default or Event of Default shall have occurred hereunder, under the Contract Documents or the Lease, and be continuing.

              (h) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Developers in this Agreement shall be true and correct in all material respects on and as of such time with the same effect as though such representations and warranties had been made on and as of such time, except to the extent that such representations and warranties expressly relate to an earlier date.

              (i) AUDIT. Owner shall have made, directly or through its agents, a physical and/or financial inspection and audit of the Project and/or Developers' books and records pertaining to all amounts disbursed under the Contract Documents to insure compliance with the terms hereof. The audit shall be at Developer's cost and expense. If such audit reveals any material discrepancies or errors, the same shall be the responsibility of the Developers to correct or fix and at Developer's expense.

              (j) LEASE COMMENCEMENT DATE. The Lease Commencement Date shall have occurred.

        32.11 REALLOCATIONS.

              32.11.1 From time to time Developers may request that Owner make payments allocated to any of the line items in the Budget for other purposes or other line items in the Budget and Owner, in its sole discretion, may elect to approve or disapprove such requested reallocations. Developers shall not be entitled to require that Owner reallocate funds among such items and Developers shall not be entitled to reallocate items of cost or change the Budget without the prior written consent of Owner. Developers agree that any reallocations provided for in this Section 32.11 may be evidenced by written amendments to this Agreement and upon request of Owner, and as a condition to any such reallocation, Developers will execute such amendments in form and substance satisfactory to Owner and cause such amendments to be recorded.

        32.12 PAYMENT OF DEVELOPERS' FEE AND POST FINAL PAYMENT
              MARKETING & OPERATIONAL START-UP AND PERSONAL PROPERTY COSTS.

              32.12.1 To the extent funds remain available with respect to the line items "Marketing & Operational Start-Up" and/or "Personal Property" (whether as part of the line items therefore under the original Budget or as a result of reallocation among line items as permitted hereunder) funds for expenditures by Developers related to Marketing & Operational Start-Up and/or Personal Property incurred after the Developers' submission of an application for Final Payment (such expenditures herein called the "Post Final Payment Marketing & Operational Start-Up and Personal Property Costs") shall be advanced to Developers as provided in Section 5(C)(iii) of the Agreement; provided that the conditions contained in 32.10.3 remain true and correct as of the date of any such payment.

33.0     TIME
         ----

         33.1 DEFINITIONS.

              33.1.1 Unless otherwise provided, the Contract Time is the period of time allotted in the Contract Documents for Final Completion of the Work as defined in Subparagraph 33.1.4 including authorized adjustments thereto.

              33.1.2 The date of commencement of the construction portion of the Work is the Effective Date.

              33.1.3 The date of Substantial Completion of the Work or designated portion thereof is the date upon which the Improvements are ready for their intended use and the Lease Commencement Date occurs pursuant to the terms of the Lease subject only to Punchlist items provided, however, that in no event will any portion of the Improvements be deemed substantially completed until a temporary or conditional Certificate of Occupancy has been issued by the appropriate Governmental Authority for such Improvements.

              33.1.4 The date of Final Completion of the Work shall mean the date upon which all Work hereunder has been satisfactorily completed by Developers in accordance with this Agreement and all attachments thereto.

              33.1.5 The term "day" as used in the Contract Documents shall mean calendar day unless otherwise specifically designated.

34.0     RECORDS AND ACCOUNTS
         --------------------

         34.1 Developers shall maintain, in accordance with generally accepted accounting principles consistently applied, accounting, cash receipt, disbursement and personnel books and records reflecting performance of the Work and shall preserve such records for a period of three (3) years after completion and acceptance of the Project as a whole by Owner. Owner shall have the right to inspect and audit any part of the books and records during business hours upon reasonable notice at the offices of the Developers. Copies of documents and records supporting request for payment or compliance with labor related provisions shall be furnished Owner with such request or at such times as Owner reasonably directs.

         34.2 As a condition to Owner's payment of the Final Payment as provided for herein, Developers shall deliver to Owner as-built surveys of the Improvements, manufacturers warranties of materials, equipment and other items incorporated into the Improvements, as well as manuals and other written materials that are in Developers' possession.

35.0     CLAIMS AND DISPUTES
         -------------------

         35.1 DISPUTE. All questions arising under this Agreement shall be directed by Developers in the first instance to Consulting Engineer promptly after the question arose. Any claim not satisfactorily resolved by Consulting Engineer, and which is presented in writing within the time provided, may be appealed by notice in writing to an Officer of Owner within ten (10) working days after Consulting Engineer's initial decision.

         35.2 UNRESOLVED DISPUTES. Pending resolution of any such dispute by settlement or by final judgment, the Developers shall proceed diligently with performance of the Work and maintain the Schedule during any dispute proceedings, unless otherwise instructed by Owner.

36.0     DEFAULT/REMEDIES UPON DEFAULT
         -----------------------------

         36.1 The occurrence of any of the following, after notice and expiration of all applicable grace periods, if any, shall be deemed a Default under this Agreement:

              (a) Unless provided for below, Developers' failure to perform any term, condition or covenant of this Agreement for a period of thirty (30) days following receipt of written notice from Owner;

              (b) Any representation, warranty, or statement made by any of the Developers, the Guarantor, in, under, or pursuant to this Agreement or any affidavit or other instrument executed or delivered with respect to the Agreement or the Project is determined by Owner to be false or misleading in any material respect as of the date hereof or thereof; or

              (c) If Substantial Completion or Final Completion does not occur on or before the Substantial Completion Date or Final Completion Date, taking into account any permissible extension thereof due to Force Majeure or pursuant to Article 30.1(d) on Developers' exercise of its rights to extend such dates; or

              (d) Subject to the Developers' rights under Sections 10.0 of the Agreement and Article 17.3 and Article 30.1(d) of the General Conditions as set forth above, if the Project is so materially injured or destroyed by fire or other casualty that the Consulting Engineer is unable to certify to Owner or Owner, in its sole discretion, is otherwise unable to confirm, that the construction of the Project in accordance with the Drawings and Specifications and all Governmental Requirements and any additional construction or repair necessary as a result of the fire or other casualty will be completed prior to the Final Completion Date; or

              (e) If Developers fails to satisfy any conditions to any Payment within thirty (30) days following submission of an application for Payment (except for conditions related to default, insurance, representation and warranties and the Letter of Credit in which case no cure period is provided); or

              (f) Any change in the ownership interests of Developers or any change in the beneficial ownership of any entity constituting an owner of Developers other than changes permitted under Section 15.8 of the Lease; or

              (g) If Developers or any of their owners shall institute any proceedings for the dissolution or liquidation of Developers or fail to protect and preserve Developers' independent franchise as a corporation or pay taxes imposed in connection therewith or comply with any and all additional requirements under Governmental Requirements necessary thereto; or

              (h) If an Event of Default or Default shall occur as defined in the Lease, the Guaranty or any of the other Transaction Documents (as defined in the Lease).

              (i) Any default or event of default beyond the expiration of any applicable cure period under any agreement between any of the Developers or any Affiliate of the Developers and the Owner or any Affiliate of the Owner in connection with the Related Transactions.

              (j) A material change in financial condition of the Guarantor.

              (k) The failure of Developers to pay any excess cost as provided under Section 5 of this Agreement within ten (10) days after written notice from Owner.

              (l) The failure of the Developers to provide or keep in full force and effect, the Letter of Credit and any insurance required hereunder, including but not limited to the failure of Developers to satisfy the conditions set forth in Section 27 hereto.

         36.2 In addition to any rights provided by any other provisions of this Agreement, in the event of a Default, Owner shall have the right to retain any money in its possession due to the Developers under this Agreement so as to reimburse Owner for any damage or costs caused by or attributable to a Default of the Developers with respect to this Agreement, including but not limited to Developers' late completion, breach of warranty, breach of guarantees, negligence or any other contractual breach. Failure to withhold payment shall in no event be construed as a waiver of any right of Owner to assert any claim for breach of any obligation under this Agreement between the parties at a later date.

37.0     CLEAN AIR AND WATER
         -------------------

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

         37.1 The Developers agrees to comply with clean air standards, clean water standards at the facilities at which the Work is being performed, and to complete the Work in compliance with all laws relative to environmental concerns.